                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement    [ ]  Confidential, for Use of the Commission
                                         Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                       HERCULES, INCORPORATED
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

        ------------------------------------------------------------------------

     (2)  Form, schedule or registration statement no.:

        ------------------------------------------------------------------------

     (3)  Filing party:

        ------------------------------------------------------------------------

     (4)  Date filed:

        ------------------------------------------------------------------------

                              [HERCULES INC. LOGO]















                                      2002
                                 PROXY STATEMENT


                               INVITATION TO 2002
                                 ANNUAL MEETING
                                 OF SHAREHOLDERS




         Hercules Incorporated, Hercules Plaza, 1313 North Market Street
                    Wilmington, DE 19894-0001 (302) 594-5000

[HERCULES LOGO]                              HERCULES INCORPORATED
                                             Hercules Plaza
                                             1313 North Market Street
                                             Wilmington, DE  19894-0001

                                             William H. Joyce
                                             Chairman and
                                             Chief Executive Officer


                                                                    May 15, 2002



Dear Shareholder:

     We are pleased to invite you to attend the 2002 Annual Meeting of Shareholders of Hercules Incorporated, which is scheduled to be held on Thursday, June 27, 2002, at 9:00 a.m., local time, at the First USA Riverfront Arts Center, 800 South Madison Street, Wilmington, Delaware 19801. Directions to the Arts Center are listed on the back of this letter.

     The items to be considered and voted on at the Annual Meeting are described in the notice of the 2002 Annual Meeting of Shareholders and Proxy Statement accompanying this letter. We encourage you to carefully read all of these materials and the copy of our Annual Report previously mailed to you.

     It is important that your shares be represented at the Annual Meeting even if you cannot attend the meeting and vote your shares in person. Please give careful consideration to the items to be voted upon, complete, sign and date the proxy card and return it in the enclosed, postage-prepaid envelope at your earliest convenience to ensure that your shares will be duly represented and voted at the Annual Meeting. You may also vote your shares by using the Internet or the telephone, following the instructions set forth on your proxy card. The Board of Directors of the Company recommends that you re-elect the four directors nominated by the Board of Directors and that you vote "FOR" each of the proposals listed in the Notice and Proxy Statement.

     If you need any assistance in the voting of your proxy, please contact MacKenzie Partners, Inc. at (800) 322-2885 (call toll-free) or (212) 929-5500 (call collect).

     We appreciate your continued interest and support of the Company.

                                             Sincerely,

                                             /s/ William H. Joyce
                                             ---------------------
                                             William H. Joyce

               DIRECTIONS TO THE FIRST USA RIVERFRONT ARTS CENTER

FROM THE SOUTH:

Travel North on I-95 to Delaware Exit 6 (Martin Luther King Blvd.). Bear right at the bottom of the ramp. Staying in the right lane, travel approximately 1/10 of a mile to South Madison. If you reach the traffic light, you have gone too far.

Turn right and go to stop sign. (It is a very short street.) Turn right at the stop sign - this is South Madison. Travel on South Madison to the First USA Riverfront Arts Center, which will be on the right side. You will be approaching the rear of the building. Drive past the building, turning right at the front of the building for parking.

FROM THE NORTH:

Travel South on I-95 to Delaware Exit 6 (Martin Luther King Blvd./Riverfront Attractions). Stay in the right lane, which will become a center lane. (Look for the brown Riverfront signs for proper lane.)

At the fourth traffic light, turn left (Martin Luther King Blvd./Route 4). Stay in the right lane.

At the third traffic light, turn right. This is South Madison. Travel on South Madison to the First USA Riverfront Arts Center, which will be on the right side. You will be approaching the rear of the building. Drive past the building, turning right at the front of the building for parking.

FROM THE WILMINGTON TRAIN (AMTRAK) STATION:

The Wilmington train station is located in downtown Wilmington at Martin Luther King Blvd. and French St. Taxis are usually available. If you are traveling to Wilmington by train, it is advisable that you arrange suitable transportation to the meeting before hand.

SIGNS: RIVERFRONT ARTS CENTER, RIVERFRONT ATTRACTIONS AND FRAWLEY STADIUM. ANY OF THESE SIGNS BRING YOU TO THE FIRST USA RIVERFRONT ARTS CENTER. AREA IS WELL MARKED.

HOTEL ACCOMMODATIONS:

Wilmington has numerous hotels and motels in both the downtown and surrounding areas. For a listing you may want to refer to the Wilmington area website at http://www.wilmcvb.org/accomm.html

[HERCULES LOGO]                                  HERCULES INCORPORATED
                                                 Hercules Plaza
                                                 1313 North Market Street
                                                 Wilmington, DE  19894-0001


                                  May 15, 2002

To:               Our Shareholders

Subject:          Notice of 2002 Annual Meeting of Shareholders

     The 2002 Annual Meeting of Shareholders of Hercules Incorporated is scheduled to be held on Thursday, June 27, 2002, at 9:00 a.m., local time, at the First USA Riverfront Arts Center, 800 South Madison Street, Wilmington, Delaware 19801, to consider and take action on the following proposals:

     1. Re-election of four directors: William H. Joyce, Robert D. Kennedy, Jeffrey M. Lipton and Peter McCausland, each for a term of three years;

     2. Ratification of the appointment of PricewaterhouseCoopers LLP as independent public accountants for 2002;

     3. Approval of the extension of the expiration date of the Hercules Incorporated Long Term Incentive Compensation Plan and change in the limit for stock options awarded to any individual;

     4. Approval of the continued use of the Hercules Incorporated Non-Employee Director Stock Accumulation Plan and the conversion of unused stock options into available shares of restricted common stock; and

     5. Transaction of such other business as may properly come before the Annual Meeting or at any adjournments or postponements thereof.

     Shareholders of record as of the close of business on May 10, 2002, will be entitled to vote at the Annual Meeting. We encourage you, nevertheless, to vote by proxy. You may attend the meeting and change your vote at that time if you wish to do so. Please be sure to bring identification with you in order to gain admission to the meeting. If your shares are held in the name of a bank, broker or other holder of record and you plan to attend the Annual Meeting, we also encourage you to vote by proxy. Please be sure to bring evidence of your ownership of Hercules shares, such as a copy of your broker statement or a copy of the proxy mailed to you by your bank or broker, if you wish to attend the meeting. If you have any questions about the admission procedures, please contact MacKenzie Partners, Inc. at (800) 322-2885 (call toll-free) or (212) 929-5500 (call collect). Cameras, cell phones, recording equipment and other electronic devices will not be permitted at the meeting.

                                    By order of the Board of Directors,

                                    /s/ Israel J. Floyd
                                    --------------------------------------------
                                    Israel J. Floyd
                                    Corporate Secretary and General Counsel



This Proxy Statement and the accompanying proxy card are being distributed on or about May 17, 2002. Hercules' 2001 Annual Report was distributed on or about April 15, 2002. Shareholders of record who did not receive an Annual Report may request a copy by writing to Mr. John S. Riley, Director of Public Affairs, Hercules Incorporated, 1313 North Market Street, Wilmington, DE 19894-0001, or by telephoning Ms. Helen Calhoun at (302) 594-5129.

                                TABLE OF CONTENTS


PROXY STATEMENT...................................................................................................1

THE ANNUAL MEETING................................................................................................1

ELECTION OF DIRECTORS.............................................................................................3

RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR 2002..........9

APPROVAL OF THE EXTENSION OF THE EXPIRATION DATE OF THE HERCULES INCORPORATED LONG TERM INCENTIVE
         COMPENSATION PLAN AND CHANGE IN THE LIMIT FOR STOCK OPTIONS AWARDED TO ANY INDIVIDUAL...................10

APPROVAL OF THE CONTINUED USE OF THE HERCULES INCORPORATED NON-EMPLOYEE DIRECTOR STOCK ACCUMULATION PLAN AND THE
         CONVERSION OF UNUSED STOCK OPTIONS INTO AVAILABLE SHARES OF RESTRICTED COMMON STOCK.....................18

OTHER MATTERS....................................................................................................22

AUDIT COMMITTEE REPORT...........................................................................................22

COMPENSATION COMMITTEE REPORT....................................................................................24

FIVE YEAR PERFORMANCE COMPARISON.................................................................................27

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION......................................................27

BENEFICIAL OWNERSHIP OF COMMON STOCK.............................................................................28

COMPENSATION OF EXECUTIVE OFFICERS...............................................................................30

METHOD AND COST OF PROXY SOLICITATION............................................................................37

ANNEX I - AUDIT COMMITTEE CHARTER

                                 PROXY STATEMENT

                              Hercules Incorporated
                                 Hercules Plaza
                            1313 North Market Street
                            Wilmington, DE 19894-0001

                                  May 15, 2002

INTRODUCTION

     The accompanying proxy is solicited on behalf of the Board of Directors of Hercules Incorporated for use at the 2002 Annual Meeting of Shareholders to be held on June 27, 2002, and at any adjournment or postponement thereof.

                               THE ANNUAL MEETING

WHO IS ENTITLED TO VOTE

     Shareholders of record as of the close of business on May 10, 2002, will be entitled to one vote for each share of common stock registered in the shareholder's name. As of May 10, 2002, there were 109,080,171 shares of Hercules common stock outstanding.

HOW YOU MAY VOTE

     You may vote by completing and returning a proxy card by mail, by using the Internet or by telephone. To vote your proxy by mail, mark your selections on the enclosed proxy card, date and sign your name exactly as it appears on your proxy card and return your proxy card. To vote your proxy using the Internet, follow the instructions on the proxy card which you must have available when you access the Internet website. Once you have accessed the Internet website you will be prompted to enter the control number set forth on your proxy card, to mark your selections and to register your vote. You may also vote your proxy by telephone as described on the proxy card.

     IF YOU SIGN YOUR PROXY CARD BUT DO NOT MAKE ANY SELECTIONS, YOU WILL GIVE AUTHORITY TO WILLIAM H. JOYCE, OUR CHAIRMAN AND CHIEF EXECUTIVE OFFICER; ROBERT
C. FLEXON, OUR VICE PRESIDENT OF CORPORATE AFFAIRS, STRATEGIC PLANNING AND WORK PROCESSES; AND ISRAEL J. FLOYD, OUR CORPORATE SECRETARY AND GENERAL COUNSEL, TO VOTE ON THE PROPOSALS AND ANY OTHER MATTER THAT MAY ARISE AT THE ANNUAL MEETING. DR. JOYCE, MR. FLEXON AND MR. FLOYD INTEND TO USE THAT AUTHORITY TO VOTE FOR THE ELECTION OF ALL OF THE DIRECTOR NOMINEES, FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S 2002 INDEPENDENT PUBLIC ACCOUNTANTS, FOR THE APPROVAL OF THE EXTENSION OF THE EXPIRATION DATE OF THE HERCULES INCORPORATED LONG TERM INCENTIVE COMPENSATION PLAN AND CHANGE IN THE LIMIT FOR STOCK OPTIONS AWARDED TO ANY INDIVIDUAL AND FOR THE APPROVAL OF THE CONTINUED USE OF THE HERCULES INCORPORATED NON-EMPLOYEE DIRECTOR STOCK ACCUMULATION PLAN AND THE CONVERSION OF UNUSED STOCK OPTIONS INTO AVAILABLE SHARES OF RESTRICTED COMMON STOCK.

VOTE REQUIRED AND VOTING PROCEDURES

     According to the Company bylaws, a majority of the shares entitled to vote, present in person or represented by proxy, constitutes a quorum. Votes will be counted by the inspectors of election. Pursuant to the SEC's rules, boxes and a designated blank space are provided on the proxy card for you to mark if you wish to vote "for" or "withhold" authority for one or more of the nominees for director or to vote "for" or "against" or to "abstain" from voting on the proposals concerning the Company's 2002 independent public accountants, the Hercules Incorporated Long Term Incentive Compensation Plan and the Hercules Incorporated Non-Employee Director Stock Accumulation Plan.

     Pursuant to the Company bylaws, directors are elected by a majority vote of all issued and outstanding Hercules shares. Votes withheld in connection with the election of one or more nominees for director, abstentions and broker non-votes will not be counted as votes cast for those individuals and therefore will have the same effect as not voting for director nominees.

     Ratification of the appointment of PricewaterhouseCoopers LLP as independent public accountants for 2002, approval of the extension of the expiration date of the Hercules Incorporated Long Term Incentive Compensation Plan and change in the limit for stock options awarded to any individual, and approval of the continued use of the Hercules Incorporated Non-Employee Director Stock Accumulation Plan and the conversion of unused stock options into available shares of restricted common stock will require the affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote at the 2002 Annual Meeting. Abstentions and broker non-votes will be counted in determining whether a quorum is present but will not be counted in determining the votes cast for or against the ratification of the appointment of PricewaterhouseCoopers LLP or for or against the approval of the proposals concerning the Hercules Incorporated Long Term Incentive Compensation Plan and the Hercules Incorporated Non-Employee Director Stock Accumulation Plan.

     A person giving any proxy has the power to revoke it at any time before the voting by submitting to the Company a written revocation or duly executed proxy bearing a later date. (A written revocation must be received by the Corporate Secretary to the Company no later than the beginning of voting at the Annual Meeting.) In addition, any shareholder who attends the Annual Meeting in person may vote by ballot at the meeting, thereby canceling any proxy previously given.

EMPLOYEE SAVINGS PLANS

     If you are a plan participant, your proxy card will include full shares credited to your savings plan as of May 10, 2002. Fractional shares are not included. The plan trustee will vote your shares after consideration of your preferences as indicated on your proxy card. If you do not vote, the plan trustee will vote your shares in proportion to the other proxies received from plan participants.

SHAREHOLDER PROPOSALS

     To be included in Hercules' 2003 Proxy Statement, shareholder proposals must be submitted in writing and received by Israel J. Floyd, Esquire, Corporate Secretary, Hercules Incorporated, Hercules Plaza, 1313 North Market Street, Wilmington, Delaware 19894-0001, no later than January 17, 2003 (or, if the date of the 2003 Annual Meeting is changed by more than 30 days from the date of the 2002 Annual Meeting, a reasonable time before the Company begins to print and mail its proxy materials). Upon receipt of a proposal, the Company will determine whether or not to include the proposal in Hercules' 2003 Proxy Statement in accordance with applicable law.

     If any shareholder wishes to present a proposal to the Company's 2003 Annual Meeting that is not included in the Company's Proxy Statement for that meeting and fails to submit such proposal on or before April 2, 2003, then the persons named as proxies in the Company's proxy card accompanying the Proxy Statement for the 2003 Annual Meeting will be allowed to use their discretionary voting authority when the proposal is raised at the Annual Meeting, without any discussion of the matter in the Company's Proxy Statement for the 2003 Annual Meeting.

SHAREHOLDER NOMINATION OF DIRECTORS

     Shareholders may submit written recommendations with respect to director nominees (accompanied by a notarized statement from the nominee indicating willingness to serve if elected and principal occupations or employment over the past five years) to the Chair of the Nominating Committee, c/o Israel J. Floyd, Esquire, Corporate Secretary, Hercules Incorporated, Hercules Plaza, 1313 North Market Street, Wilmington, Delaware 19894-0001.

                              ELECTION OF DIRECTORS

     The Company's restated certificate of incorporation and bylaws provide for three classes of directors, with the term of one class expiring at each Annual Meeting of Shareholders. Pursuant to the authority granted to the Board of Directors in Article Six of the restated certificate of incorporation, the Board of Directors has fixed the number of directors at 13: four in the class whose term expires in 2003, five in the class whose term expires in 2004 and four in the class whose term expires in 2005. At the 2002 Annual Meeting, four directors are to be elected, all of whom will constitute the class whose term will expire in 2005. The Board of Directors has nominated Dr. William H. Joyce (director since 2001), Mr. Robert D. Kennedy (director since 2001), Mr. Jeffrey M. Lipton (director since 2001) and Mr. Peter McCausland (director since 1997), who currently are serving as directors. Each nominee has consented to serve as a director.

     It is intended that the shares represented by the accompanying proxy will be voted for the election of Dr. Joyce and Messrs. Kennedy, Lipton and McCausland. If for any reason any nominee should be unavailable to serve as a director at the time of the Annual Meeting, a contingency which the Board of Directors does not expect as of the date of this Proxy Statement, the shares represented by the accompanying proxy may be voted for the election in his stead of such person as may be determined by the holders of the proxy, unless the proxy withholds authority to vote for all director nominees. Pursuant to the Company's bylaws, a majority vote of the outstanding shares of common stock entitled to vote at the Annual Meeting is required to elect each director. We recommend a vote "FOR" each of the nominees.

     The following information relates to the Company's nominees for reelection at the 2002 Annual Meeting, and the other directors who are not standing for election at the 2002 Annual Meeting. There are no family relationships among the directors and executive officers of the Company. The Board of Directors held thirteen meetings in 2001.

NOMINEES FOR DIRECTORS

WILLIAM H. JOYCE-- Director since 2001

     Dr. Joyce, age 66, joined Hercules as Chief Executive Officer in May 2001. Dr. Joyce had been Chairman, President and Chief Executive Officer of Union Carbide Corporation from 1996 through May 2001. From 1995 to 1996, Dr. Joyce was President and Chief Executive Officer and from 1993 to 1995, he was President. Prior to that, he had been Chief Operating Officer since 1992. Dr. Joyce holds a B.S. degree in Chemical Engineering from Penn State University and a M.B.A. and a Ph.D. from New York University. He received the National Medal of Technology Award in 1993 and the Plastics Academy's Industry Achievement Award in 1994 and Lifetime Achievement Award in 1997. In 1997, he was inducted into the National Academy of Engineering. Dr. Joyce is a director of CVS Corporation. He is also a trustee of the Universities Research Association, Inc. and Co-Chairman of the Council of Government-University-Industry Research of the National Academies. Dr. Joyce was Chairman of the

Board of Society of Plastics Industry and on the Executive Committee of the American Chemical Council.

ROBERT D. KENNEDY-- Director since 2001

Mr. Kennedy, age 69, held a number of executive and senior management positions with Union Carbide Corporation, including Chairman, Chief Executive Officer and President. He retired as Chairman from Union Carbide in 1995 after a career that spanned 40 years. He is a member of the Boards of Directors of Sunoco Inc., Kmart Corporation, International Paper Company and Chase Industries, Inc.

JEFFREY M. LIPTON-- Director since 2001

Mr. Lipton, age 59, is President and Chief Executive Officer and a Director of NOVA Chemicals Corporation. He joined NOVA in 1993 after retiring from a 28-year career with the DuPont Company, where he held a number of management and executive positions. He is a Chairman and Director of Methanex Corporation and Trimeris, Inc., a member of the Board of Directors and Executive Committee of the American Chemistry Council, and a member of the Board of Directors and Business Council on National Issues - Canada.

PETER MCCAUSLAND--  Director since 1997

Mr. McCausland, age 52, has been the Chairman and Chief Executive Officer of Airgas, Inc. (a distributor of industrial, medical and specialty gases and related equipment), a company he founded in 1982, since 1987. He served as general counsel for MG Industries, Inc., an industrial gas producer. He was a partner in the firm of McCausland, Keen & Buckman that specialized in mergers, acquisitions and financings. He is a director of the Independence Seaport Museum and The Eisenhower Exchange Fellowships.

DIRECTORS CONTINUING IN OFFICE

Terms expiring in 2003:

RICHARD FAIRBANKS-- Director since 1993

Mr. Fairbanks, age 61, has been a Counselor at the Center for Strategic & International Studies since April 2000. He was named Senior Counsel at the Center for Strategic and International Studies in February 1992, became Managing Director of Domestic and International Issues in March 1994, and was President and Chief Executive Officer from May 1999 through April 2000. He was Ambassador-at-Large under President Reagan. He is a member of the boards of directors of SEACOR Smit, Inc., GATX Corporation, and SPACEHAB, Inc.; member, Council on Foreign Relations, Council of American Ambassadors; and founder, The American Refugee Committee of Washington.

ALAN R. HIRSIG-- Director since 1998

Mr. Hirsig, age 62, was President and Chief Executive Officer of ARCO Chemical Company, which was bought by Lyondell Chemical Company, from 1991 until he retired in 1998. He is a director of Philadelphia Suburban Corporation, Celanese A.G. and Checkpoint Systems Corporation. Additionally, he is a director or trustee of Bryn Mawr College, Curtis Institute of Music, Rosenbach Museum and Library and the YMCA of Philadelphia. Mr. Hirsig served as past chairman of the Chemical Manufacturers Association.

EDITH E. HOLIDAY-- Director since 1993

Ms. Holiday, age 50, is an attorney. She was Assistant to the President of the United States and Secretary of the Cabinet from 1990 until early 1993 and served as General Counsel of the U.S. Treasury Department from 1989 through 1990. She served as counselor to the Secretary of the Treasury and Assistant Secretary for Public Affairs and Public Liaison, U.S. Treasury Department from 1988 to 1989. Ms. Holiday is a director of Amerada Hess Corporation, Canadian National Railway, Digex Incorporated, H. J. Heinz Company, Beverly Enterprises, Inc., RTI International Metals, Inc., and director or trustee of various investment companies in the Franklin Templeton Group of Funds.

JOE B. WYATT-- Director since 2001

Mr. Wyatt, age 66, is Chancellor Emeritus of Vanderbilt University in Nashville, Tennessee. He served as Vanderbilt's sixth Chancellor and Chief Executive Officer for 18 years, beginning in 1982. From 1972 to 1982, he was a member of the faculty and administration at Harvard University. He is Chairman of the Board of Directors of the Universities Research Association Inc. of Washington, D.C., Chairman of a panel on Strategic Education Research for the National Research Council of the National Academies, a director of New American Schools, Inc., Advanced Network and Services, Inc., the EAA Aviation Foundation, Ingram Micro, Inc., where he is Chairman of the Audit Committee, El Paso Corporation, the Aerostructures Company and ASD.com and he is a Principal of the Washington Advisory Group, LLC in Washington, D.C.

Terms expiring in 2004:

SAMUEL J. HEYMAN-- Director since 2001

Mr. Heyman, age 63, has been a director and Chairman of the Board of International Specialty Products Inc. ("ISP") since its formation and served as its Chief Executive Officer from its formation until June 1999. He also has been a director of G-I Holdings Inc., or its predecessor GAF Corporation, for more than five years and was Chairman, President and Chief Executive Officer of G-I Holdings and some of its subsidiaries for more than five years until September 2000. In January 2001, G-I Holdings filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code due to its asbestos-related claims. Mr. Heyman was a director and Chairman of the Board of Building Materials Corporation of America ("BMCA") from its formation until September 2000 and served as Chief Executive Officer of BMCA from June 1996 to January 1999 and from June 1999 to September 2000. He is also the Chief Executive Officer, Manager and General Partner of a number of closely held real estate development companies and partnerships whose investments include commercial real estate and a portfolio of publicly traded securities.

SUNIL KUMAR - Director since 2001

Mr. Kumar, age 52, has been director, President and Chief Executive Officer of ISP since June 1999 and a director, President and Chief Executive Officer of certain subsidiaries of ISP since June 2001 and June 1999, respectively. Mr. Kumar was a director, President and Chief Executive Officer of BMCA from May 1995, July 1996 and January 1999, respectively, until June 1999. He was Chief Operating Officer of BMCA from March 1996 to January 1999. He was also a director and Vice-Chairman of the Board of G-I Holdings from January 1997 to June 1999. In January 2001, G-I Holdings filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code due to its asbestos-related claims.

GLORIA SCHAFFER-- Director since 2001

Ms. Schaffer, age 71, served as a Commissioner of the Department of Consumer Protection of the State of Connecticut from 1991 to 1995, as a member of the Civil Aeronautics Board from 1978 to 1984 and as the Secretary of State of the State of Connecticut from 1970 to 1978. Ms. Schaffer also previously served on the Board of Directors of Amity Bank and Amity Bancorp, Motto's Inc. and Emery Air Worldwide and, since 1996, has served as a partner at C.A. White, Inc., a real estate development firm. Ms. Schaffer is a director of MP 63 Fund Inc.

PAULA A. SNEED-- Director from 1994 to May 2001 and since June 2001

Ms. Sneed, age 54, is group vice president, president e-Commerce and Marketing Services, Kraft Foods, Inc., the nation's largest packaged foods company. She joined General Foods (which later merged with Kraft Foods) in 1977 and has held a variety of management positions, including vice president, Consumer Affairs; senior vice president and president, Foodservice Division; executive vice president and general manager, Desserts Division; executive vice president and general manager, Dinners and Enhances Division; senior vice president, Marketing Services and chief marketing officer; and executive vice president, president e-Commerce Division. She is also a director of Airgas, Inc. and Charles Schwab & Co. Inc.

RAYMOND S. TROUBH-- Director since 2001

Mr. Troubh, age 76, has been a financial consultant for more than five years. Prior to that he was a general partner of Lazard Freres & Co., an investment banking firm, and a governor of the American Stock Exchange. Mr. Troubh is a director of ARIAD Pharmaceuticals, Inc., a biopharmaceutical company, Diamond Offshore Drilling, Inc., a contract drilling company, Enron Corp., an energy, trading and distribution company, General American Investors Company, an investment trust company, Gentiva Health Services, Inc., a healthcare provider, Health Net, Inc., a managed healthcare company, Starwood Hotels & Resorts, Inc., a hotel operating company, Triarc Companies, Inc., a holding company, and WHX Corporation, a steel products company. He is also a trustee of Petrie Stores Liquidating Trust.

                               BOARD OF DIRECTORS

     The members of our Board of Directors are: R. Fairbanks, S. J. Heyman, A.
R. Hirsig, E. E. Holiday, W. H. Joyce, R. D. Kennedy, S. Kumar, J. M. Lipton, P. McCausland, G. Schaffer, P. A. Sneed, R. S. Troubh and J. B. Wyatt. Messrs. Heyman, Kumar and Troubh were elected as directors at the 2001 Annual Meeting of shareholders, on May 24, 2001. Dr. Joyce was appointed a director by the Board of Directors on May 8, 2001 and is the Chairman of the Board. Ms. Schaffer was appointed as a director and Ms. Sneed was reappointed as a director by the Board of Directors on June 28, 2001. Messrs. Lipton and Wyatt were appointed directors by the Board on August 23, 2001. Mr. Kennedy was appointed a director by the Board of Directors on October 29, 2001.

     The Board of Directors is responsible for supervision of the overall affairs of the Company. To assist it in carrying out its duties, the Board of Directors has delegated certain authority to several committees of the Board of Directors.

COMMITTEES OF THE BOARD OF DIRECTORS

     AUDIT-- Reviews and discusses auditing, accounting, financial reporting and internal control functions with management. Recommends the appointment of the Company's independent public accountants, reviews their services and receives written disclosures from them. The Audit Committee is governed by a charter. All members are independent (as "independence" is defined in the New York

Stock Exchange listing standards). The members of the Audit Committee are: A. R. Hirsig, R. Fairbanks, R. D. Kennedy, J. M. Lipton and R. S. Troubh. Mr. Hirsig is the Chairman of the Audit Committee. The Audit Committee held eight meetings in 2001.

     COMPENSATION-- Administers executive compensation programs, policies and practices. Acts in an advisory role on employee compensation. All members are non-employee directors. The members of the Compensation Committee are: P. McCausland, E. E. Holiday, J. M. Lipton, P. A. Sneed and R. S. Troubh. Mr. McCausland is the Chairman of the Compensation Committee. The Compensation Committee held seven meetings in 2001.

     EMERGENCY-- Has limited powers to act on behalf of the Board of Directors whenever the Board of Directors is not in session. Meets only as needed and acts only by unanimous vote. If any non-employee director wants a matter to be addressed by the Board of Directors rather than the Emergency Committee, then such matter is submitted to the Board of Directors. The members of the Emergency Committee are: W. H. Joyce, S. J. Heyman, A. R. Hirsig, P. McCausland and G. Schaffer. Dr. Joyce is the Chairman of the Emergency Committee. The Emergency Committee held no meetings in 2001.

     FINANCE-- Reviews Hercules' financial affairs. Has full and final authority on certain financial matters. Serves as the named fiduciary for all of Hercules' employee benefit plans. The members of the Finance Committee are: R. D. Kennedy,
S. J. Heyman, A. R. Hirsig, E. E. Holiday, W. H. Joyce, S. Kumar and P. A. Sneed. Mr. Kennedy is the Chairman of the Finance Committee. The Finance Committee held three meetings in 2001.

     INTERNATIONAL-- Reviews Hercules' international business, programs and activities with a focus on opportunities for expansion. The members of the International Committee are: R. Fairbanks, S. J. Heyman, W. H. Joyce, S. Kumar,
G. Schaffer and J. B. Wyatt. Mr. Fairbanks is the Chairman of the International Committee. The International Committee held no meetings in 2001.

     NOMINATING-- Considers and recommends nominees for election as directors and officers. Conducts evaluations of the Board of Directors. All members are non-employee directors. The members of the Nominating Committee are: E. E. Holiday, R. D. Kennedy, P. McCausland and J. B. Wyatt. Ms. Holiday is the Chair of the Nominating Committee. The Nominating Committee held twelve meetings in 2001.

     SAFETY, HEALTH, ENVIRONMENT AND REGULATORY AFFAIRS (SHERA) - Reviews, advises and provides oversight on the policies and performance on the Safety, Health, Environment and Regulatory Affairs programs for Hercules. The members of the SHERA Committee are: J. M. Lipton, A. R. Hirsig, W. H. Joyce and S. Kumar. Mr. Lipton is the Chairman of the SHERA Committee. The SHERA Committee held two meetings in 2001.

     SOCIAL RESPONSIBILITY-- Reviews Hercules' policies, programs and practices on equal employment opportunity, ethics and community affairs. The members of the Social Responsibility Committee are: P. A. Sneed, R. Fairbanks, G. Schaffer,
R. S. Troubh and J. B. Wyatt. Ms. Sneed is the Chair of the Social Responsibility Committee. The Social Responsibility Committee held no meetings in 2001.

     During 2001, each of the directors attended at least 75% of the aggregate number of meetings of the Board of Directors and at least 75% of the aggregate number of meetings of the committees of the Board of Directors on which he or she served during the time for which he or she served.

COMPENSATION OF DIRECTORS

     Employee directors receive no additional compensation other than their normal compensation for serving on the Board of Directors or its committees.

     Non-employee directors receive a $16,000 annual fee, $1,000 for each meeting attended, $3,000 for chairing a committee, $1,000 per day for special assignments and reimbursement for out-of-pocket expenses. The annual fee was reduced from $23,000 to $16,000 by the Board of Directors in August 2001.

     NON-EMPLOYEE DIRECTOR STOCK ACCUMULATION PLAN. In 2001, as in past years, non-employee directors had the right to elect to receive restricted stock or equivalent options in lieu of part or all of their fees under Hercules' Non-Employee Director Stock Accumulation Plan (the "NEDSAP"), which expired on April 30, 2001. Restricted stock issued pursuant to the NEDSAP is restricted until the director's retirement from the Board of Directors and is valued at 85% of the fair market value of the Company's common stock. Options issued pursuant to the NEDSAP are valued using the Black-Scholes formula.

     After April 30, 2001, elections by directors under the NEDSAP were made subject to shareholder approval of the continued use of the NEDSAP. See below "Approval of the Continued Use of the Hercules Incorporated Non-Employee Director Stock Accumulation Plan and the Conversion of Unused Stock Options into Available Shares of Restricted Common Stock."

     Under the NEDSAP, each director also receives annually a nonqualified stock option to purchase 3,000 shares of common stock. The option exercise price is the fair market value of Hercules' common stock on the date of grant. As each non-employee director received an accelerated grant of 9,000 stock options in 1998 for the next three years, the only grants made during 2001 were grants to the newly elected directors, who received 3,000 options each, subject to shareholder approval of the continued use of the NEDSAP. Vesting occurs one year from the grant date.

     EQUITY AWARD. Each director has a one-time opportunity to purchase 750 Hercules common shares at fair market value when first elected to the Board of Directors. Upon the purchase, Hercules awards an additional 1,500 Hercules common shares that cannot be transferred until retirement or resignation from the Board of Directors.

     RESTRICTED STOCK UNITS. Upon being elected to the Board of Directors, each director receives 1,100 restricted stock units. The units are placed in an unfunded account and accrue dividend equivalents, to the extent any dividends are paid on the Company's common stock. Each restricted stock unit represents the right to receive one Hercules common share at retirement. Restricted stock units do not carry any voting rights. Of the 1,100 units, 200 vest immediately. Thereafter, for every year served on the Board of Directors, 100 additional units vest. Upon retirement from the Board of Directors, all vested restricted stock units are paid in Hercules common shares, in a lump sum or spread over a period not to exceed ten years.

     TERMINATION OF THE DIRECTORS CHARITABLE AWARD PROGRAM. In 2001, the Compensation Committee recommended that the Board of Directors terminate the Directors Charitable Award Program. The program, funded by life insurance policies on the lives of directors, envisioned, upon the death or retirement of a director, that Hercules would deliver common stock having a present value at retirement or death of $1 million dollars to one or more educational institutions over a ten-year period. Following such recommendation, the Board of Directors terminated the program on October 25, 2001. No decision was made by the Board of Directors as to whether or how payments, if any, should be made to institutions in the future.

              SECTION 16(A) BENEFICIAL REPORTING COMPANY COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers and holders of more than 10% of the Company's common stock to file with the SEC and the New York Stock Exchange reports of beneficial ownership and changes in beneficial ownership of the common stock and other equity securities of the Company. These persons are required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of those reports furnished to the Company, the Company believes that, during 2001, its directors, executive officers and holders of more than 10% of the Company's common stock complied with all applicable Section 16(a) filing requirements.

        RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS
                     INDEPENDENT PUBLIC ACCOUNTANTS FOR 2002

     The Board of Directors has appointed the firm of PricewaterhouseCoopers LLP, independent public accountants, to be the Company's auditors for the year 2002 and UNANIMOUSLY RECOMMENDS TO SHAREHOLDERS THAT THEY VOTE FOR RATIFICATION OF THAT APPOINTMENT. PricewaterhouseCoopers served in this capacity for the year 2001. The Audit Committee and the Board of Directors believe that PricewaterhouseCoopers has invaluable knowledge about Hercules. Partners and employees of PricewaterhouseCoopers are periodically changed, providing Hercules with new expertise and experience. Representatives of PricewaterhouseCoopers have direct access to the Audit Committee and regularly attend the Audit Committee's meetings. Representatives of PricewaterhouseCoopers will attend the Annual Meeting to answer questions and may make a statement if they choose to do so. The affirmative vote of the majority of shares present in person or by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of PricewaterhouseCoopers as independent public accountants for 2002.

     The appointment of independent public accountants is approved annually by the Board of Directors and subsequently submitted to the shareholders for ratification. The decision of the Board of Directors is based on the recommendation of the Audit Committee, which reviews and approves in advance the audit scope, the types of non-audit services, and the estimated fees for the coming year. The committee also reviews and approves non-audit services to ensure that they will not impair the independence of the accountants. Before making its recommendation to the Board of Directors for appointment of PricewaterhouseCoopers, the Audit Committee carefully considered that firm's qualifications as independent public accountants for the Company. This included a review of its performance in prior years, as well as its reputation for integrity and competence in the fields of accounting and auditing. The committee has expressed its satisfaction with PricewaterhouseCoopers in all of these respects. For more information, see the "Fees of Independent Public Accountants"
section in the Audit Committee Report.

 APPROVAL OF THE EXTENSION OF THE EXPIRATION DATE OF THE HERCULES INCORPORATED LONG TERM INCENTIVE COMPENSATION PLAN AND CHANGE IN THE LIMIT FOR STOCK OPTIONS
                           AWARDED TO ANY INDIVIDUAL

     The Hercules Incorporated Long Term Incentive Compensation Plan (the "LTIC Plan") authorizes the Company, at its discretion, to grant incentive awards to selected officers and key employees (including employee directors) in the form of stock options, stock appreciation rights, restricted stock, performance shares, phantom shares and other market-based and performance-based awards or any combination of the foregoing.

     Set forth below is a brief description of the major features of the LTIC Plan and of the proposed amendments, which description is qualified in its entirety by reference to the text of the LTIC Plan. A copy of the LTIC Plan has been filed with the Securities and Exchange Commission. Any shareholder desiring a copy of the LTIC Plan may obtain it by writing to Hercules Incorporated, 1313 North Market Street, Wilmington, DE 19894-0001, Attention: Corporate Secretary.

EFFECTIVE DATE AND EXPIRATION

     The term of the LTIC Plan expired on April 30, 2002 and, by its terms, cannot be extended without shareholder approval. The proposed amendment would extend the termination date for the LTIC Plan to June 27, 2012. Although no awards may be made under the LTIC Plan after its termination date, awards made prior to the termination date may have a distribution or payout date after such termination date.

NUMBER OF SHARES AVAILABLE

     Under the LTIC Plan, up to 15,000,000 shares of common stock were authorized for awards during the period from October 1, 1996 through April 30, 2002, but no more than 8,200,000 shares could be granted for awards which were not options. On April 30, 2002, 1,599,335 of the authorized shares, which include shares forfeited due to expiration, remained available for awards. The proposed amendment would continue to make these shares, and shares forfeited in the future, available for awards until June 27, 2012. The number of shares authorized for awards other than stock options would not change. The limitation on the number of shares that can be awarded under the plan is subject to adjustment to reflect stock splits, stock dividends and other changes in capitalization of the Company.

INDIVIDUAL LIMIT

     The LTIC Plan limits to 1,500,000 the number of stock options (including performance accelerated stock options) that can be awarded to any individual during the period from April 29, 1999 to April 30, 2002. The proposed amendment would change the limit for the number of stock options that can be awarded to any individual to 1,000,000 stock options per year for the period through June 27, 2012. This individual limit allows the Company to meet the exception for performance-based compensation under Section 162(m) of the Internal Revenue Code and any compensation received by certain senior officers as a result of the exercise of stock options or performance accelerated stock options granted under the LTIC Plan will not be subject to that section's $1,000,000 deduction limit.

ADMINISTRATION

     The LTIC Plan is administered by the Compensation Committee of the Board of Directors which consists entirely of non-employee directors as defined for purposes of Section 162(m) of the Internal Revenue Code. The Compensation Committee has full authority to interpret the LTIC Plan and to establish rules for its administration.

ELIGIBILITY FOR AWARDS

     Awards can be made to any employee of the Company and of certain specified subsidiaries. It is not possible to determine the exact number of persons who will be eligible under the LTIC Plan during its term because the selection of participants depends on discretionary decisions of the Chief Executive Officer and the Compensation Committee.

AWARDS

     The LTIC Plan, as amended, provides for the award of stock options (both incentive stock options and nonqualified stock options), stock appreciation rights, performance shares, restricted stock and phantom units, performance accelerated stock options ( "PASOs") and cash value awards. Each of these awards is described more fully below. The form of each award, and the number of shares of common stock or the amount of cash subject to each award, is determined by the Compensation Committee for all LTIC Plan participants who are subject to
Section 16 of the Securities Exchange Act of 1934 and by the Chief Executive Officer for all participants who are not subject to Section 16. In this Section, we refer to the Compensation Committee and the Chief Executive Officer, whichever may be appropriate in a given circumstance, as the "Plan Administrator".

     STOCK OPTIONS. Options granted pursuant to the LTIC Plan may be either in the form of incentive stock options (which are options that meet the requirements of Section 422 of the Internal Revenue Code) or in the form of nonqualified stock options. A stock option gives the holder the right to purchase, during the term of the option, a number of shares of common stock at a price determined on the date the option is granted. The option exercise price and the time or times at which the option may be exercised are determined at the time of grant. The option price may not be less than 100% of the fair market value ($12.20 on April 30, 2002) of the common stock on the date of grant. The option price may be paid in cash or, with the Plan Administrator's permission, in the form of common stock under such rules as the Plan Administrator may impose, based on the fair market value of such common stock on the date of exercise, or a combination of cash and common stock. Where the Plan Administrator permits payment in the form of common stock, it is the intention of the Plan Administrator to allow only such exercises using shares that have been held by the optionee for more than six months. No shares are issued upon exercise of an option until full payment of the option price has been made. Stock options may be exercised at such time or times as may be specified at the time of grant, but in no event more than ten years after the date of grant. The permissible vesting period for stock options may be up to 9 1/2 years.

     STOCK APPRECIATION RIGHTS ("SARS"). SARs may only be granted in connection with a stock option granted under the LTIC Plan. SARs entitle the holder, upon exercise of the SAR, to receive an amount equal to the difference between the fair market value of the shares of common stock with respect to which the SAR is being exercised and the option price. Payment may be made in cash, in shares of common stock, or a combination of the two, as the Plan Administrator determines.

     PERFORMANCE SHARES. Performance Shares give the holder the right to receive shares of common stock at the end of a specified performance period if specified performance goals are met. These are established for each performance period at minimum, target, maximum and intermediate levels of attainment of the performance goals. A performance period may be from one to five years. Performance goals are typically corporate objectives and include specified levels of earnings per share, return on investment, return on shareholder equity and other goals related to the performance of the Company, a particular business unit, corporate staff or individual performance. When circumstances occur that cause predetermined performance objectives to be an inappropriate measure of performance, the Plan Administrator, in its discretion, may adjust the performance goals. Performance Shares representing achievement of the target performance goals are issued in the grantee's name at the time of the award, but held in custody by the Company during the performance period. The grantee is generally entitled to vote the shares and to receive dividends payable in respect of the shares, but may not transfer them. If the target performance goals are met during the specified period, all shares held in custody are released and delivered to the participant. If above target performance goals are met, the portion of the award in excess of target is paid in the form of cash or the Company's common stock as determined by the Plan Administrator.

     RESTRICTED STOCK. In a Restricted Stock award, shares of common stock are granted to an employee for no consideration, but will be forfeited to the Company if the recipient ceases to be an employee of the Company or its subsidiaries (for any reason other than death, disability, transfer to a related entity, reduction in force or normal retirement) during a restricted period specified at the time of grant. The restricted period may be from one to five years. Like Performance Shares, Restricted Stock is issued in the employee's name at the time of grant, but is held in custody by the Company until the end of the restricted period. While the shares are held in custody, the employee is entitled to vote the shares and to receive dividends (if any) paid on such shares.

     PHANTOM OR RESTRICTED STOCK UNITS. A Phantom Unit does not give the holder the right to receive any shares of common stock, but instead involves the creation of an unfunded account for the participant, the value of which is measured by reference to the value of the common stock. Units vest and are payable at the end of the vesting period specified at the time of grant, or sooner if the participant retires, dies or becomes disabled. The vesting period may be from one to five years. The Plan Administrator, in its discretion, may also grant Phantom Units payable in common stock at the time each unit vests. Such Phantom Units are referred to as Restricted Stock Units. During the vesting period the Restricted Stock Units are treated in the same way and are subject to the same rules as are Phantom Units. However, once vested, payment for the Restricted Stock Units is made in an equivalent number of shares of common stock as contrasted to cash.

     PERFORMANCE ACCELERATED STOCK OPTIONS ("PASOS"). PASOs are identical in all respects to stock options, except that the vesting of PASOs may be accelerated if certain specified performance goals are met during the term of the PASOs.

     CASH VALUE AWARDS. Cash Value Awards are payable in cash or stock if specified performance goals are met by the end of a specified performance period. The performance goals applicable to Cash Value Awards are generally similar to those applicable to Performance Shares.

     OTHER MARKET-BASED OR PERFORMANCE-BASED AWARDS. The LTIC Plan also permits the Plan Administrator to grant any other type of award that is valued in whole or in part by reference to the value of common stock, on such terms and conditions as the Plan Administrator may determine.

TERMINATION OF EMPLOYMENT

     Awards made under the LTIC Plan which have not previously been exercised or vested are generally forfeited if the holder ceases to be an employee of the Company or its subsidiaries except in the case of the participant's retirement, death or disability, or termination of employment due to a reduction in force.

     NONQUALIFIED STOCK OPTIONS. If a holder of nonqualified options ceases to be employed by the Company or its subsidiaries for any of the foregoing reasons, all of the holder's outstanding nonqualified options become immediately exercisable and may be exercised for one year (in the case of a reduction in force), or in the case of a participant's death or disability the period determined by the Plan Administrator or three years (in the case of retirement, transfer to a related entity or a decrease in the Company's ownership of a subsidiary), but not beyond the expiration date of the option. In the case of a participant's retirement, the exercise period for options granted after April 30, 1994 is the lesser of five years or the expiration date of the options, or as otherwise determined by the Plan Administrator.

     INCENTIVE STOCK OPTIONS. The LTIC Plan does not provide for the acceleration of the exercisability of incentive stock options under any circumstances, but does allow the holder of exercisable incentive stock options to exercise them for a period of three months following termination of employment, or in the case of a participant's death or disability the period determined by the Plan Administrator, but not beyond the expiration date of the option.

     PERFORMANCE ACCELERATED STOCK OPTIONS. If the holder of PASOs retires, any PASO not exercisable at the date of the holder's retirement becomes exercisable at the earlier of (i) the achievement of performance goals, (ii) 4 1/2 years after the holder's retirement, regardless of performance, or (iii) 9 1/2 years after the date of the award. Any PASOs that become exercisable pursuant to the preceding sentence and any PASOs exercisable on the date of the holder's retirement may be exercised for a period of five years, but not beyond the expiration date of the PASO. If the holder of PASOs dies or becomes disabled, the exercise period is determined by the Plan Administrator. In the event of a reduction in force, a transfer to a related entity or a decrease in the Company's ownership of a subsidiary, the Plan Administrator will determine the timing, terms and conditions for the exercise of the PASO, but not beyond the expiration date of the PASO.

     RESTRICTED STOCK AND PHANTOM OR RESTRICTED STOCK UNIT AWARDS. If a participant retires, dies, becomes disabled or is terminated as a result of a reduction in force, all restrictions applicable to his or her Restricted Stock and Phantom or Restricted Stock Units lapse. If the participant's employment is terminated due to a transfer to a related entity or a decrease in the Company's ownership of a subsidiary, all restrictions will remain in effect until the end of the applicable restricted period.

     PERFORMANCE SHARES AND CASH VALUE AWARDS. A holder who retires is entitled to his or her Performance Shares or Cash Value Awards at the end of the applicable performance period, to the extent that the applicable performance goals were met during the period. If the holder of Performance Shares or a Cash Value Award terminates employment due to a reduction in force, he or she is entitled to receive, at the end of the applicable performance period, the minimum payout provided under his or her award, prorated to reflect the portion of the performance period during which he or she was an employee. Upon termination of employment due to death or disability, the holder is entitled to receive his or her Performance Shares or Cash Value Awards (paid in cash) at the target award level on the date of termination. If the holder's employment terminates due to a transfer to a related entity or a decrease in the Company's ownership of a subsidiary, all restrictions applicable to his or her Performance Shares and Cash Value Awards remain in effect.

     The Plan Administrator generally has discretion to provide for earlier vesting or to waive restrictions applicable to awards, to the extent such modifications are deemed to be in the best interests of the Company.

CHANGE IN CONTROL

     In the event of an unsolicited "change in control" of the Company (as defined in the LTIC Plan), all outstanding stock options, SARs and PASOs become immediately exercisable for a period of 60 days and all other awards become fully payable within 30 days at the maximum level of performance.

AMENDMENT

     The Board of Directors can amend, suspend or terminate the LTIC Plan at any time but cannot, without shareholder approval, increase the benefits accruing to LTIC Plan participants, modify the requirements for eligibility, extend the term of the LTIC Plan or increase the number of shares of common stock that may be issued under the LTIC Plan.

FEDERAL INCOME TAX CONSEQUENCES

     The LTIC Plan is not qualified under Section 401(a) of the Internal Revenue Code. The following brief description, which is based on existing laws, sets forth certain of the federal income tax consequences of the grant of options and other awards under the LTIC Plan. This description may differ from the actual tax consequences incurred by any individual participant in the Plan. Moreover, existing law is subject to change by new legislation, by new regulations, administrative pronouncements and court decisions or by new or clarified interpretations or applications of existing regulations, administrative pronouncements and court decisions. Any such change may affect the federal income tax consequences described below.

     STOCKS OPTIONS AND PASOS. There is no tax incurred by the participant (or expense deduction for the Company) upon the grant of stock options and PASOs, assuming that such awards do not have a readily ascertainable fair market value. At the time of exercise of a nonqualified stock option or PASO, the difference between the option price and the fair market value of common stock on the date of exercise will constitute ordinary income. The Company will be allowed a deduction equal to the amount of ordinary income realized by the participant. In the case of incentive stock options, although no income is realized upon exercise and the Company is not entitled to a deduction, the excess of the fair market value on the date of exercise over the option price is treated by the participant as an item of tax preference for alternative minimum tax purposes. If the participant does not dispose of the shares acquired on the exercise of an incentive stock option within one year after their receipt or within two years after the grant of the stock option, gain or loss realized on the subsequent disposition of the shares will be treated as long-term capital gain or loss. In the event of an earlier disposition, the participant may realize ordinary income and the Company will be entitled to a deduction, equal to the amount of such income, at the time such income is realized by the participant.

     SARS. The participant will not realize any income at the time of grant of an SAR. Upon the exercise of an SAR, any cash received and the fair market value on the exercise date of any shares of common stock received will constitute ordinary income to the participant. The Company will be entitled to a deduction in the amount of such income at the time of exercise.

     RESTRICTED STOCK AND RESTRICTED STOCK UNITS. A participant normally will not realize taxable income upon an award of Restricted Stock, and the Company will not be entitled to a deduction, until the termination of the restrictions, except with respect to the dividends, if any, or dividend equivalents, if any, received by the participant. Upon termination of the restrictions, the participant will realize ordinary income in an amount equal to the fair market value of the common stock at that time and the Company will be entitled to a deduction in the same amount. However, a participant may elect to realize ordinary income in the year the Restricted Stock is awarded in an amount equal to the fair market value at the time of the award, determined without regard to the restrictions. In this event, the Company will be entitled to a deduction in such year in the same amount, and any gain or loss realized by the participant upon subsequent disposition of the stock will be capital gain or loss. If, after making this election, any Restricted Stock is forfeited, or if the market value at vesting is lower than the amount on which the participant was taxed, the participant cannot then claim a deduction for the loss.

     PHANTOM OR RESTRICTED STOCK UNITS, PERFORMANCE AWARDS, CASH VALUE AWARDS AND OTHER MARKET OR PERFORMANCE-BASED AWARDS. A participant normally will not realize taxable income upon the award of Phantom or Restricted Stock Units, Performance Awards, Cash Value Awards or other Market-Based Awards or Performance-Based Awards. Subsequently, when the conditions and requirements established with respect to the grants have been satisfied and the payment amount determined, any cash and the fair market value of any shares of common stock received, or not subject to a substantial risk of forfeiture, whichever occurs earlier, will constitute ordinary income to the participant in the year in which paid or when no longer subject to a substantial risk of forfeiture, and the Company will be entitled to a deduction in the same amount. Performance Awards up to target level are subject to the same tax consequences as Restricted Stock described above.

     The Company has the right to reduce the number of shares of common stock deliverable pursuant to the LTIC Plan by an amount which would have a fair market value equal to the minimum amount of all federal, state, or local taxes required to be withheld, or to deduct the amount of such taxes from any cash payment to be made to the participant pursuant to the LTIC Plan or otherwise.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     Section 162(m) of the Internal Revenue Service Code ("Section 162(m)") disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that total compensation exceeds $1 million per covered officer in any fiscal year. The limitation applies only to compensation which is not considered to be performance-based. Compensation deemed paid by the Company in connection with disqualifying dispositions of incentive stock option shares or exercises of non-statutory stock options granted under the LTIC Plan qualifies as performance-based compensation for purposes of Section 162(m) if the grants were made by a committee of "outside directors" as defined under Section 162(m). The Company anticipates that any compensation deemed paid by it in connection with disqualifying dispositions of incentive stock option shares or exercises of non-statutory options will qualify as performance-based compensation for purposes of Section 162(m) and will not have to be taken into account for purposes of the $1 million limitation. Accordingly, all compensation deemed paid with respect to those options should be deductible by the Company without limitation under Section 162(m).

CERTAIN ACCOUNTING CONSEQUENCES

     Under current generally accepted accounting principles, neither the grant nor the exercise of stock options or PASOs will result in a charge to the Company's earnings. The award of SARs requires a charge against earnings for the appreciation on the SARs which have become exercisable and which it is anticipated will be exercised; the amount of such charge is dependent upon the amount, if any, by which the fair market value of the Company's common stock exceeds the option price provided for in the related option. As to Phantom Units, a charge against earnings over the vesting period is required for the fair market value of equivalent shares of common stock at the time of grant adjusted for changes in stock price. With respect to awards of Performance Shares, periodic estimates of the compensation expense will be charged against the Company's earnings over the performance period based on the likelihood that performance goals will be achieved and the movement in common stock price; the aggregate compensation expense will equal the number of shares ultimately earned multiplied by the market price of the Company's common stock at the end of the performance period. The fair market value of the shares of Restricted Stock Awards or Restricted Stock Units on the date of award will be charged ratably against earnings as compensation expense over the restriction period.

COMPLIANCE WITH LAWS

     The LTIC Plan and the grant of awards under such plan are subject to all applicable Federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required. It is intended that the LTIC Plan be applied and administered in compliance with Rule 16b-3 (exempting transactions between an issuer, including an employee benefit plan sponsored by the issuer, and an officer or director of the issuer that involves issuer equity securities from the application of Section 16(b)). If any provision of the LTIC Plan would be in violation of Rule 16b-3, if applied as written, such provision will not have effect as written and will be given effect so as to comply with Rule 16b-3, as determined by the Plan Administrator. The Board of Directors is authorized to amend the LTIC Plan and to make any such modifications to Award Commitments necessary to comply with Rule 16b-3, and to make any such other amendments or modifications as it deems necessary or appropriate to better accomplish the purposes of the LTIC Plan in light of any amendments made to Rule 16b-3.

NEW PLAN BENEFITS

         The following table lists the number of securities which will be allocated to listed participants under the LTIC Plan for 2002. The number, amount and type of awards to be received by or allocated to eligible participants beyond 2002 under the LTIC Plan, as amended by this proposal, cannot be determined at this time. Future awards under the LTIC Plan will be made based on decisions made by the Plan Administrator at such time.


                       NAME AND POSITION                          DOLLAR VALUE ($) (1) (2)   NUMBER OF NON-QUALIFIED
                                                                                                STOCK OPTIONS (2)
                       -----------------                          -------------------------  ------------------------
William H. Joyce, Chief Executive Officer and Chairman            $  2,249,460                600,000

Israel J. Floyd, Corporate Secretary and General Counsel                93,728                 25,000

Craig A. Rogerson, Vice President, Hercules Incorporated and           187,455                 50,000
President, FiberVisions, Rosin & Terpenes

Matthias Sonneveld, Vice President, Work Processes                     133,093                 35,500

Robert C. Flexon, Vice President, Corporate Affairs, Strategic         187,455                 50,000
Planning and Work Processes

Executive Group                                                      2,039,510                 544,000

Non-Executive Director Group (3)                                             0                       0
                                                                     ---------               ---------
Non-Executive Officer Group                                          4,482,049               1,195,500


(1) The Black-Scholes option-pricing model was used to determine the fair value of employee stock options in the table above as of the date of the grant.

     No adjustments for risk of forfeiture have been made. Significant assumptions are as follows:


                                                            NON-QUALIFIED
                                                            STOCK OPTIONS
                                                            -------------
                     Dividend yield                               2.0%
                     Risk free interest rate                      4.75%
                     Expected life                                6.0 years
                     Expected volatility                         31.2%

     These assumptions differ from those used in the table of Option Grants in Last Fiscal Year appearing on page 32 of this Proxy Statement, although they are identical to the assumptions referred to in footnote (3) to that table. The Company made the calculations, and used the assumptions shown above, in accordance with SFAS No. 123.


(2) The number, amount and type of awards to be received by or allocated to eligible participants beyond 2002 under the LTIC Plan, as amended by the proposal, is not determinable at this date.


(3)  Non-employee directors are not eligible to participate in the LTIC Plan.

PROPOSED ACTION

     It is proposed that shareholders approve the continued use of the LTIC Plan, as amended to extend the expiration date to June 27, 2012 and to change the limit for the number of stock options that can be awarded to any individual to 1,000,000 stock options per year for the period through June 27, 2012.


         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE AMENDMENTS TO THE LTIC PLAN.

     An affirmative vote of the holders of the majority of the outstanding shares of common stock represented at the meeting is required in order to approve and adopt the amendments to the Hercules Incorporated Long Term Incentive Compensation Plan.

     APPROVAL OF THE CONTINUED USE OF THE HERCULES INCORPORATED NON-EMPLOYEE DIRECTOR STOCK ACCUMULATION PLAN AND THE CONVERSION OF UNUSED STOCK OPTIONS
                INTO AVAILABLE SHARES OF RESTRICTED COMMON STOCK

     The following summary of the material features of the Hercules Incorporated Non-Employee Director Stock Accumulation Plan (the "NEDSAP") is qualified in its entirety by reference to the text of the NEDSAP. A copy of the NEDSAP has been filed with the Securities and Exchange Commission. Any shareholder desiring a copy of the NEDSAP may obtain it by writing to Hercules Incorporated, 1313 North Market Street, Wilmington, DE 19894-0001, Attention: Corporate Secretary.

     The purpose of the NEDSAP is to afford the Company's non-employee directors an opportunity to acquire a greater proprietary interest in the Company and thereby create an increased interest in, and concern for, the welfare of the Company and its shareholders. Through the NEDSAP, the Company seeks to encourage qualified individuals to consider favorably requests to serve as directors and to remain as directors once they are elected.

     The NEDSAP is administered by a Committee of the Board of Directors. However, the Committee's administrative functions are generally ministerial in nature given the NEDSAP's explicit provisions, including those relating to eligibility for option grants and predetermination of the timing and amounts of such grants. The Committee does not have authority to (i) determine which directors are entitled to receive options, (ii) grant options other than as provided in the NEDSAP, (iii) determine the number of options that may be granted to any optionee, (iv) modify the number of shares for which options granted to any optionee may be exercised, (v) modify the time or times at which options may be granted or (vi) alter or amend the NEDSAP.

     Under the NEDSAP, nonstatutory options to purchase shares of common stock are granted only to directors who, as of the date of grant, (i) are not, and have not been, employees of the Company or any of its subsidiaries, and (ii) are otherwise not eligible for selection to participate in any NEDSAP of the Company or any of its subsidiaries that entitles any participant other than non-employee directors to acquire securities or derivative securities of the Company. At present, there are twelve non-employee directors. Option grants to non-employee directors are in addition to, and not in lieu of, the other compensation for their services as directors described elsewhere in this Proxy Statement.

     The NEDSAP provides for an option to purchase 3,000 shares of common stock to be granted automatically each year, as of the third business day following the date on which the Company releases for publication its third-quarter statement of earnings, to each person who is serving as an eligible director of the Company on such date. Special provisions are applicable to newly elected directors.

     Each option is subject to all of the terms and conditions provided in the NEDSAP and such other terms and conditions, if any, as may be specified by the Committee at or after the time of grant. The purchase price for each share of common stock subject to an option may not be less than the fair market value ($12.20 on April 30, 2002) per share at the date of option grant. Generally, options are not exercisable prior to the expiration of one year from the date of grant and expire 10 years from the date of grant. An option may be exercised only during the period beginning on the third business day following the date on which the Company releases for publication its quarterly or annual summary statements of earnings and ending on the twelfth business day following such date. Options are not transferable otherwise than by will or the laws of descent and distribution and will be exercisable during the optionee's lifetime only by the optionee, or his or her guardian or legal representative. If an optionee's service as a non-employee director terminates by retirement, his or her options may be exercised for up to three years following retirement. If an optionee's service terminates because of death or disability, his or her options may be exercised for up to one year after the termination, and, if his or her service terminates for any other reason, his or her options will terminate upon the date of termination.

     The NEDSAP also provides each director with the choice of electing to receive restricted common stock or equivalent options in lieu of part or all of the director's fees anticipated to be earned in the calendar year following the election. If this election is made, it is referred to as a director's fee exchange transaction.

     Option prices and the number and kinds of shares covered by the NEDSAP and by options under the NEDSAP are subject to adjustment in the event of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split, split-up, split-off, spin-off, combination of shares, exchange of shares or other like changes in the Company's capital structure. In addition, the right to exercise all options remaining unexercised under the NEDSAP accelerates, so that such options become immediately exercisable, upon a "change of control" of the Company as defined in the NEDSAP.

     The NEDSAP expired on April 30, 2001. At that time, 201,000 shares remained available for the grant of options and less than 10,000 shares remained available for use as restricted common stock.

     The amended NEDSAP which covers grants made in 2001 subject to shareholder approval will become effective on the date it is approved by the shareholders at the 2002 Annual Meeting and will terminate June 27, 2012. Options may not be granted after the NEDSAP terminates. The Board of Directors may at any time amend, suspend or terminate the NEDSAP in any respect, provided that no further amendment may be made without the approval of the Company's shareholders that will increase the total number of shares available for options under the NEDSAP, change the manner of determining the option exercise price, increase the 10-year maximum term of the options, modify the NEDSAP's eligibility provisions or materially increase the benefits accruing to participants, unless such shareholder approval is not required in order for options granted under the NEDSAP to continue to be exempt from the operation of Section 16(b) of the Securities Exchange Act of 1934. It is intended that the NEDSAP comply with any rule under Section 16 of the Securities Exchange Act of 1934, and the Board of Directors will make any amendment it deems necessary so to comply.

FEDERAL INCOME TAX CONSEQUENCES

     The NEDSAP is not qualified under Section 401(a) of the Internal Revenue Code. The following brief description, which is based on existing laws, sets forth certain of the federal income tax consequences of the grant of options under the NEDSAP. This description may differ from the actual tax consequences incurred by any individual participant in the NEDSAP. Moreover, existing law is subject to change by new legislation, by new regulations, administrative pronouncements and court decisions or by new or clarified interpretations or applications of existing regulations, administrative pronouncements and court decisions. Any such change may affect the federal income tax consequences described below.

     A director who receives an option does not recognize taxable income on the grant of the option, assuming that it does not have a readily ascertainable fair market value. Upon the receipt of shares for the exercise of an option, a director generally has ordinary income in an amount equal to the excess of the fair market value of the shares at the time of exercise over the option price of the shares. However, if the optionee does not make a Section 83 election under the Internal Revenue Code and receives shares upon the exercise of an option at any time, in the case of an option that is out-of-the-money on the date of exercise, the optionee does not recognize income upon the receipt of shares. Instead, the recognition of income (and the determination of the amount of income) is deferred until the earlier of (i) six months after the shares are acquired or (ii) the earliest date on which the optionee could sell the shares at a profit without being subject to suit under Section 16(b) of the Securities Exchange Act of 1934 (generally, six months after the option is granted). If the optionee makes a Section 83 election, income is not deferred. Rather, income is recognized on the date of exercise, in an amount equal to the excess of the fair market value of the shares on such date, over the option price. A Section 83 election must be filed with the Internal Revenue Service within 30 days after receipt of the shares.

     An optionee's tax basis in shares received upon the exercise of an option is equal to the amount of ordinary income recognized on the receipt of the shares plus the amount of cash, if any, paid upon exercise. The holding period for the shares begins just after the shares are received.

     A deduction for Federal income tax purposes is allowed to the Company in an amount equal to the ordinary income taxable to an optionee upon exercise of an option, provided that such amount constitutes an ordinary and necessary business expense of the Company and that such amount is reasonable.

     If an optionee exercises an option by delivering previously held shares in payment of the exercise price, the optionee does not recognize gain or loss on the exchange of the delivered shares, even if their then fair market value is different from the optionee's tax basis in the shares. However, the exercise of the option is taxed, and the Company generally is entitled to a deduction, in the same way that it would be if the optionee had paid the exercise price in cash. Provided the optionee receives a separate identifiable stock certificate therefor, his or her tax basis in the number of shares received that is equal to the number of shares surrendered on exercise will be equal to his or her tax basis in the shares surrendered. His or her holding period for such number of shares will include his or her holding period for the shares surrendered. The optionee's tax basis and holding period for the additional shares received upon exercise of an option in whole or in part with shares will be the same as it would be if the participant had exercised solely for cash.

     If an optionee receives shares upon the exercise of an option and thereafter disposes of the shares in a taxable transaction, the difference between the amount realized on the disposition and the participant's tax basis in the shares is taxed as capital gain or loss (provided the shares are held as a capital asset on the date of disposition), which is long term or short term depending on the optionee's holding period for the shares.

NEW PLAN BENEFITS

     The following table lists the dollar value and number of securities allocated to listed participants in 2001 under the NEDSAP. The following non-employee directors elected or appointed to the Board of Directors in 2001 received 3,000 shares of common stock: S. J. Heyman, R. D. Kennedy, S. Kumar, J.
M. Lipton, G. Schaffer, R. S. Troubh and J. B. Wyatt. As previously discussed under "Compensation of Directors", these grants were made subject to shareholder approval of the continued use of the NEDSAP. The exercise price per share is $8.52, the closing price of common stock on the third business day following the release of the Company's third quarter 2001 statement of earnings. Only non-employee directors are eligible to participate in the NEDSAP.


                     NAME AND POSITION (1)                            DOLLAR VALUE ($)       NUMBER OF NON-QUALIFIED
                                                                                                  STOCK OPTIONS
                     ---------------------                            ----------------       -----------------------
William H. Joyce, Chief Executive Officer and Chairman                        0                         0

Israel J. Floyd, Corporate Secretary and General Counsel                      0                         0

Craig A. Rogerson, Vice President, Hercules Incorporated and                  0                         0
President, FiberVisions, Rosin & Terpenes

Matthias Sonneveld, Vice President, Work Processes                            0                         0

Robert C. Flexon, Vice President, Corporate Affairs, Strategic                0                         0
Planning and Work Processes

Executive Group                                                               0                         0

Non-Executive Director Group                                           $313,169  (2)               50,539  (3)

Non-Executive Officer Group                                                   0                         0

(1)  Only non-employee directors are eligible to participate in the NEDSAP.


(2)  Stock options were valued using the Black-Scholes formula.


(3) Includes 29,539 shares of restricted stock at a value of $224,969 credited in exchange for regular director fees.





PROPOSED ACTION

     It is proposed that shareholders approve the continued use of the expired NEDSAP with a new expiration date of June 27, 2012.

     It is also proposed that, in order to more closely align the inventory of shares available for grants of stock options and available to be transferred as restricted common stock in connection with the directors' fee exchanges, 150,000 of the authorized shares remaining in inventory from the expired NEDSAP be converted to 50,000 shares of restricted common stock which can be provided in connection with the directors' fee exchange transactions.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE AMENDMENTS TO THE NON-EMPLOYEE DIRECTOR STOCK ACCUMULATION PLAN.

     An affirmative vote of the holders of a majority of the outstanding shares of common stock represented at the meeting is required in order to approve and adopt the amendments to the Non-Employee Director Stock Accumulation Plan.

                                  OTHER MATTERS

     The Board of Directors is not aware of any matters, other than those described above, that will be presented for consideration at the Annual Meeting. If other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote thereon in accordance with their best judgment. Moreover, the Board of Directors reserves the right to adjourn or postpone the Annual Meeting, depending on circumstances and the Board of Directors's belief that such adjournments or postponements would be in the best interests of the Hercules shareholders.

                             AUDIT COMMITTEE REPORT

     The Board of Directors has charged the Audit Committee with a number of responsibilities, including review of the adequacy of the Company's financial reporting and accounting systems and controls. The Audit Committee has a direct line of communication with the Company's independent public accountants and the internal Director, Auditing Services. The Audit Committee is composed entirely of independent directors as defined by the listing standards of the New York Stock Exchange. The Board of Directors has adopted and reviews at least annually a written Audit Committee charter, a copy of which is included as Annex I to this Proxy Statement.

     The Audit Committee has received from the independent public accountants written disclosures and a letter concerning the independent public accountants' independence from Hercules, as required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees." These disclosures have been reviewed by the Audit Committee and discussed with the independent public accountants. The Audit Committee has also considered whether the provision of other services by the independent public accountants is compatible with maintaining the principal accountant's independence.

     In the discharge of its responsibilities, the Audit Committee has reviewed and discussed with management and the independent public accountants the audited consolidated financial statements for fiscal 2001. In addition, the Audit Committee has discussed with the independent public accountants matters such as the quality (in addition to acceptability), clarity, consistency and completeness of the Company's financial reporting, as required by Statement on Auditing Standards No. 61, "Communication with Audit Committees."

     Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Hercules 2001 Annual Report on Form 10-K for filing with the SEC.

                     FEES OF INDEPENDENT PUBLIC ACCOUNTANTS

     AUDIT FEES. Fees billed by our independent public accountants for professional services rendered to us in connection with the audit of the Company's financial statements for the year ended December 31, 2001 and the review conducted by the independent public accountants of the financial statements included in the quarterly reports on Form 10-Q that we were required to file during 2001 were approximately $2.0 million, of which an aggregate amount of $1.9 million was billed through December 31, 2001.

     In November 2000, the Company amended its senior credit facility and ESOP credit facility (the "Facilities"). The Facilities, as amended, were secured by liens on the Company's property and assets (and those of the Company's Canadian subsidiaries), a pledge of stock of substantially all of the Company's domestic subsidiaries and 65% of the stock of foreign subsidiaries directly owned by the Company and a pledge of intercompany indebtedness. As a result of the guarantees and the stock pledges, the Company was required to prepare financial disclosures of Guarantor Subsidiaries (the "Guarantor Footnotes") and financial statements for certain collateral subsidiaries (the "Collateral Audits") pursuant to SEC Regulation S-X, Rules 3-10 and 3-16. Fees billed during 2001 by our independent public accountants for professional services rendered in connection with the Guarantor Footnotes and the Collateral Audits for the year ended December 31, 2000 and December 31, 2001 were approximately $8.0 million and $.2 million, respectively.

     Total audit fees for 2001 were approximately $10.2 million compared to total fees billed by the independent public accountants in 2001 for all services of approximately $18.9 million.

     FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES. Our independent public accountants did not render financial information systems design and implementation services to us during fiscal year 2001.

     ALL OTHER FEES. The aggregate fees billed by our independent public accountants for professional services rendered to us during 2001, other than the audit services referred to above, were approximately $8.7 million, primarily for the following services:

             Tax planning and compliance                                 $3.8 million
             Audit-related services (1)                                  $3.7 million
             Other (2)                                                   $1.2 million



(1) Includes fees for professional services related to carve-out audits of divested businesses, statutory audits of foreign subsidiaries and audits of the Company's benefit plans and services in connection with registration statements.


(2) Includes fees for professional services related to the Company's conversion to the EURO, and other non-financial information system consulting.

     The foregoing report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this report by reference therein.

                                                   AUDIT COMMITTEE

                                                   A. R. Hirsig (Chair)
                                                   R. Fairbanks
                                                   R. D. Kennedy
                                                   J. M. Lipton
                                                   R. S. Troubh


                          COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Board of Directors approves compensation objectives and policies for all employees and sets compensation for the Company's executive officers, including individuals named in the Summary Compensation Table. The policies and plans developed by the Compensation Committee are approved by the Board of Directors. Administration of the plans is the responsibility of the Compensation Committee. None of the members of the Compensation Committee is an officer, employee or former officer or employee of the Company or its subsidiaries. Compensation matters relating to the Chief Executive Officer and executive officers named in the Summary Compensation Table are reported to the Board of Directors for separate approval.

     The Hercules Executive Compensation Policy, as established by the Compensation Committee, is designed to provide a competitive base salary component adjusted for individual performance and links annual incentive compensation to the achievement of specific corporate goals which are identified as necessary components to achieve or exceed the business plan of the Company. The Executive Compensation Policy also includes a long-term incentive component that is directly linked to shareholder interest through grants of stock-based awards. The total potential value of these components is then benchmarked against competitive norms for our industry group. Additionally, it is the policy of the Compensation Committee to recognize extraordinary achievements through special stock-based awards. In arriving at its compensation decisions for 2001, the Compensation Committee considered the adverse financial performance of the Company during such year. The Compensation Committee did not act unanimously in all matters during 2001.

BASE SALARY

     As provided in his Agreement with Hercules, Mr. Thomas L. Gossage, Hercules' former Chief Executive Officer, received no base salary in 2001 (other than a nominal $1.00 per week for benefit participation purposes). Mr. Gossage retired as Chief Executive Officer effective May 8, 2001.

     Dr. William H. Joyce was named Chief Executive Officer on May 8, 2001 and Chairman of the Board on July 1, 2001. Effective May 8, 2001, Hercules entered into an employment agreement with Dr. Joyce under which he receives a base salary of $1,000,000 per year. This amount was determined from competitive analysis of chemical and related industries' chief executive officers who were in positions encompassing the required competencies to address the different issues confronting Hercules, including Company performance, debt management issues and strategic initiatives.

     In 2001, the Compensation Committee reviewed the salaries of other named executive officers and determined that, based on Hercules financial condition, size, competitive practices and internal consistency review, the base salaries of certain named executive officers required downward adjustment, and such executive officers' base salaries were adjusted accordingly.

ANNUAL INCENTIVES

     The Management Incentive Compensation Plan ("MICP") is based upon the achievement of predetermined financial, corporate, business unit and individual goals. For 2001, corporate and business unit performance was measured by earnings before interest and taxes (weighted 33.33%), cash flow (weighted 33.33%) and cost savings (weighted 33.33%) against business plan goals established at the beginning of the year. Individual performance is measured primarily by performance against goals established at the beginning of the year. For the Chief Executive Officer, the Compensation Committee also reviews his individual objectives versus results achieved, and determines his MICP payout accordingly. A similar review process also takes place for the other executive officers of the Company named below. MICP awards are paid in cash up to the target bonus level and in cash, restricted stock or stock options if performance warrants payouts above the target level. No payouts occur under this plan unless minimum performance levels are exceeded. The maximum payout under the plan is 200% of the target pool at outstanding levels of performance. It is a goal of the Compensation Committee that payouts at target levels result in competitive executive compensation.

     The Compensation Committee approved the overall corporate 2001 bonus pool at 133% of the target level reflecting the significant savings delivered against plan and the improved level of cash flow, debt repayment and progress towards achieving strategic initiatives.

     In view of Dr. Joyce's significant accomplishment in stabilizing the financial situation of the Company, reducing expenses and returning Hercules to positive cash flow position for 2001, the Compensation Committee approved a bonus payable to Dr. Joyce of $997,500, which was prorated from a full bonus amount to reflect less than a full year of service.

     The final 2001 bonuses granted to Messrs. Floyd, Sonneveld, Flexon and Rogerson totaled $678,474. Of this total, Messrs. Floyd and Sonneveld were paid a total of $61,474 in connection with their contribution to the integration of BetzDearborn into Hercules. Mr. Gossage had agreed not to be eligible for any MICP award.

LONG-TERM INCENTIVES

     The Long Term Incentive Compensation Plan ("LTIC Plan"), described above under "Approval of the Extension of the Expiration Date of the Hercules Incorporated Long Term Incentive Compensation Plan and change in the limit for stock options awarded to any individual" is designed to place pay at risk and to align its value directly with shareholder value.

     In 2001, the Compensation Committee granted stock options to Dr. Joyce and Messrs. Flexon, Floyd, Rogerson and Sonneveld, as listed in the Summary Compensation Table. In determining the above grants, the Compensation Committee considered each individual executive's responsibilities, accountabilities and position in the Company, and competitive compensation data provided by an outside consulting firm.

     In lieu of receiving a fixed salary or annual incentive award (other than the previously referenced salary of one dollar per week), Mr. Gossage was granted restricted stock and stock options in 2000, listed in the Summary Compensation Table, as his total compensation package.

IRS LIMITS ON THE DEDUCTIBILITY OF COMPENSATION

     Section 162(m) of the Internal Revenue Code of 1986, as amended, provides that compensation in excess of $1 million paid to named executives is not deductible unless it is performance-based compensation and satisfies the conditions of the available exemption. Base salary does not qualify as performance-based compensation for purposes of Section 162(m), while variable compensation as administered by Hercules and option grants made to the Chief Executive Officer and other named executives qualify as performance-based compensation under Section 162(m).

STOCK OWNERSHIP GUIDELINES

     In 1997, Hercules established stock ownership guidelines for executives. The guidelines reinforce the practice of encouraging executives to hold Hercules stock and to closely link their interests with those of shareholders.

                                  COMPENSATION COMMITTEE

                                  P. McCausland (Chair)
                                  E. E. Holiday
                                  J. M. Lipton
                                   P. A. Sneed
                                  R. S. Troubh

                        FIVE YEAR PERFORMANCE COMPARISON

     The following graph shows the performance of an initial investment of $100 in the Company's common stock compared to equal investments in the S&P 500 Index, the S&P Specialty Chemicals Index and the S&P Chemical Index over the five-year period beginning December 31, 1996 and ending December 31, 2001. The graph reflects reinvestment of all dividends paid.

     The total shareholder return shown on the graph below is not necessarily indicative of future returns on the Company's common stock.

                                  [LINE GRAPH]

                                                 1996     1997      1998      1999      2000          2001
                                               -------   ------    ------    ------    ------        ------
HERCULES INCORPORATED                           100.00   118.22     66.36     70.41     50.04         26.25
S&P 500                                         100.00   133.36    171.48    207.56    188.66        166.24
S&P SPECIALTY CHEMICALS INDEX                   100.00   123.83    105.46    116.73    103.84         97.31
S&P CHEMICAL INDEX                              100.00   122.91    111.95    146.43    122.49        119.52


                        COMPENSATION COMMITTEE INTERLOCKS
                            AND INSIDER PARTICIPATION

     The Compensation Committee is composed of five members: Messrs. Lipton, McCausland (Chairman) and Troubh and Mss. Holiday and Sneed. None of the members of the Compensation Committee is an officer, employee or former officer or employee of the Company or its subsidiaries. In 2001, none of the members of the Compensation Committee had any relationship requiring disclosure in accordance with Item 402(j)(3) of Regulation S-K of the SEC.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth information, as of April 30, 2002, with respect to the beneficial ownership of Hercules common shares by:

     o    beneficial owners of more than five percent of Hercules common stock,

     o    each Hercules director and nominee for director,

     o each of the executive officers named in the Summary Compensation Table set forth below, and

     o    all directors, nominees and executive officers of Hercules as a group.

     This beneficial ownership is reported in accordance with the rules of the SEC, under which a person may be deemed to be the beneficial owner of shares if that person has or shares the power to vote or dispose of those shares or has the right to acquire beneficial ownership of those shares within 60 days (for example, through the exercise of an option). Accordingly, the shares shown in the table as beneficially owned by certain individuals may include shares owned by certain members of their respective families. Because of these rules, more than one person may be deemed to be the beneficial owner of the same shares. The inclusion of the shares shown in the table is not necessarily an admission of beneficial ownership of those shares by the person indicated.

                                                                      OPTIONS
                                                     SHARES            EXERCISABLE
                                                     BENEFICIALLY      WITHIN 60        RESTRICTED        PERCENT OF
NAME                                                 OWNED (1)         DAYS             STOCK UNITS       SHARES (2)
--------------------------------------------         ----------        ---------        -----------       ----------
         DIRECTORS AND OFFICERS

W. H. Joyce, Director and Officer (3)                   24,509                 0                0              *
R. Fairbanks, Director                                  21,059            24,000            1,253              *
R. C. Flexon, Officer                                   10,770            12,280                0              *
I. J. Floyd, Officer                                    65,163           123,000                0              *
T. L. Gossage, Director and Officer (4)                129,003         1,000,000                0           1.0%
S. J. Heyman, Director                               9,895,950  (5)            0            1,100           9.1%
A. R. Hirsig, Director                                   6,554             9,000            1,100              *
E. E. Holiday, Director                                  3,999            21,000            1,376              *
R. D. Kennedy, Director                                 10,000                 0            1,100              *
S. Kumar, Director                                      17,108                 0            1,100              *
J. M. Lipton, Director                                  16,039                 0            1,100              *
P. McCausland, Director                                 17,234            12,000            1,100              *
C. A. Rogerson, Officer                                  7,805            36,400                0              *
G. Schaffer, Director                                    2,750                 0            1,100              *
P. A. Sneed, Director                                   11,925            21,000            1,253              *
M. Sonneveld, Officer                                    9,615           115,900                0              *
R. S. Troubh, Director                                  14,870                 0            1,100              *
J. B. Wyatt, Director                                    4,350                 0            1,100              *
All directors and executive officers as a group     10,391,205         1,853,000           13,782          11.2%


5% SHAREHOLDERS
International Specialty Products, Inc.           9,893,700                  0                 0             9.1%
C/o ISP Management Company, Inc.
1361 Alps Road
Wayne, New Jersey 07670

Mario J. Gabelli and related entities (6)       10,395,000                  0                 0             9.5%
C/o Gabelli Asset Management Inc.
One Corporate Center
Rye, New York 10580

T. Rowe Price Associate, Inc. (7)                7,643,260                  0                 0             7.0%
100 E. Pratt Street
Baltimore, Maryland 21202

*    Less than 1% of the outstanding Hercules common shares.


(1) Includes shares, as of April 30, 2002, in the Hercules Savings and Investments Plan as follows: R. C. Flexon, 799; I. J. Floyd, 1,944; C. A. Rogerson, 849; and M. Sonneveld, 2,902; and all directors and officers as a group, 32,139. Includes shares with restrictions and forfeiture risks as specified under the Long Term Incentive Compensation Plan; W. H. Joyce, 24,509; R. C. Flexon, 9,971; I. J. Floyd, 38,000; C. A. Rogerson, 6,956;
     and M. Sonneveld, 1,683; and all directors and officers as a group, 118,766. Owners have the same voting and dividend rights as other shareholders of Hercules, but no right to sell or transfer. Included in the non-employee directors' totals is a one-time equity award.

(2)  Based on 109,242,740 shares outstanding on April 30, 2002.

(3) Named Chief Executive Officer effective May 8, 2001 and Chairman effective July 1, 2001.

(4) Retired as Chief Executive Officer effective May 8, 2001 and as Chairman effective July 1, 2001. As of May 9, 2002, all of Mr. Gossage's rights to exercise options have expired.

(5) Includes 9,893,700 shares held by International Specialty Products, Inc. ("ISP"). Mr. Heyman beneficially owns (as defined in Rule 13d-3 of the Exchange Act) approximately 81% of the capital stock of ISP and therefore may be deemed to beneficially own (solely for purposes of Rule 13d-3) the Hercules common stock owned by ISP.

(6) Share holding as of November 19, 2001, as reported on Amendment No. 5 to the Schedule 13D filed by such shareholder.

(7) Share holding as of February 14, 2002, as reported on Amendment No. 3 to the Schedule 13G filed by such shareholder.

                      COMPENSATION OF EXECUTIVE OFFICERS

     The following table contains information concerning compensation paid or to be paid to those serving as Chief Executive Officer and the other most highly compensated executive officers of the Company for services rendered to the Company and its subsidiaries during the past three completed fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM
                                 ANNUAL COMPENSATION                        COMPENSATION AWARDS          ALL OTHER
                                       SALARY     BONUS               RESTRICTED  OPTIONS   INCENTIVE  COMPENSATION
                               YEAR      ($)       ($)     OTHER ($)  STOCK(4)($) (SHARES)  PAYOUTS($)    (5)($)
                                         ---       ---     ---------  ----------- --------  ----------    ------
W. H. Joyce(1)               2001      $666,667  $997,500      $5,662             1,250,000                 $ 10,126
Chief Executive Officer and  2000            --        --          --                    --                       --
Chairman                     1999            --        --          --                    --                       --

T. L. Gossage (2)            2001                              97,742
Former Chief Executive       2000                              27,995 $1,848,043  1,000,000                   63,588
Officer and Chairman         1999                                  --         --         --                       --

R. C. Flexon,Vice            2001       248,000   175,000                            35,500                    5,100
President, Corporate         2000       138,182        --      58,181(3)  93,750     30,700                    3,000
Affairs, Strategic Planning  1999            --        --          --         --         --                       --
and Work Processes


I. J. Floyd                  2001       383,340   125,186                            35,500                   13,242
Corporate Secretary and      2000       383,340        --      24,029    256,000     50,000                    9,926
General Counsel              1999       225,259        --       3,110    517,000      9,375                   10,647

C. A. Rogerson               2001       257,928   200,000       4,631                35,500                    7,772
Vice President, Hercules     2000       157,614        --     114,742(3)             45,500                    4,375
Incorporated and President,  1999            --        --          --                    --                       --
FiberVisions, Rosin &
Terpenes

M. Sonneveld                 2001       248,340   178,288                            35,500                    9,551
Vice President               2000       240,000        --      10,653(3)             35,500                   13,338
Work Processes               1999       240,000        --          --                21,000                   10,933

(1)  Dr. Joyce became Chief Executive Officer effective May 8, 2001.

(2) Mr. Gossage received a nominal salary of $1.00/week for benefit participation purposes. Mr. Gossage received no other cash compensation (base or annual incentive). Mr. Gossage's other annual compensation includes $37,353 for use of the Company plane which has since been sold. Mr. Gossage retired as Chief Executive Officer effective May 8, 2001. As of May 9, 2002, all of Mr. Gossage's rights to exercise options have expired.

(3)  Includes taxes and relocation expenses paid by the Company.

(4) These values are determined by multiplying the number of shares of restricted stock awarded by the closing market price of Hercules' common stock on the date of grant and subtracting the consideration, if any, paid by the executive officer. Dividends may be paid on a current basis or accrued. Mr. Floyd's restricted stock grant for the year 2000 will vest only if Hercules' stock price reaches $50 before November 4, 2002.

     The number and value (determined by taking the number of shares of restricted stock multiplied by the year-end closing market price, $10.00, net of any consideration paid) of aggregate restricted stock holdings is shown below. Included in the chart are restricted shares that each executive officer purchased under the terms of the Hercules Long Term Incentive Compensation Plan, as well as shares that have been granted outright. The aggregate amount paid for restricted shares by executive officers was $104,500.

                                 Aggregate
                                 Restricted
                                   Shares            Net Value
                                 ----------          ---------

   W. H. Joyce                         0         $         0
   T. L. Gossage                       0                   0
   R. C. Flexon                    5,000              50,000
   I. J. Floyd                    41,553             380,000
   C. A. Rogerson                      0                   0
   M. Sonneveld                        0                   0





(5)  Major components of "All Other Compensation" are listed below.

                                             Company
                                              Match
                                            (Defined         Interest Credits
                                          Contribution          On Stock
                                            Plans)              Options
                                          ------------       ----------------
W. H. Joyce                                  $10,126
T. L. Gossage                                      0
R. C. Flexon                                   5,100
I. J. Floyd                                   13,242
C. A. Rogerson                                 7,772
M. Sonneveld                                   8,294            $ 1,257

OPTION GRANTS IN LAST FISCAL YEAR

     The following table discloses information concerning individual grants of stock options made during the last completed fiscal year to the executive officers named in the Summary Compensation Table.

                                             PERCENT OF
                         NO. OF                 TOTAL          EXERCISE
                       SECURITIES              OPTIONS             OR
                       UNDERLYING             GRANTED TO       BASE PRICE    EXPIRATION   GRANT VALUE     GRANT DATE
                       ----------             ----------       ----------    ----------   -----------     ----------
        NAME         OPTIONS GRANTED          EMPLOYEES        ($/SHARE)       DATE           DATE         VALUE(1)
        ----         ---------------          ---------        ---------       ----           ----         --------

W. H. Joyce                1,250,000 (2)          44.9%       $ 12.00         5/9/2011       5/8/2001      $7,704,000(3)

T. L. Gossage                      0

R. C. Flexon                  35,500 (4)           1.3%        $11.28         8/23/2011     8/23/2001      $202,769(3)

I. J. Floyd                   35,500 (4)           1.3%        $11.28         8/23/2011     8/23/2001      $202,769(3)

C. A. Rogerson                35,500 (4)           1.3%        $11.28         8/23/2011     8/23/2001      $202,769(3)

M. Sonneveld                  35,500 (4)           1.3%        $11.28         8/23/2011     8/23/2001      $202,769(3)

(1) The Black-Scholes option-pricing model was used to determine the fair value of employee stock options in the table above as of the date of the grant. In the fourth quarter of 2000, the Board of Directors approved the suspension of Hercules common stock dividend. Had the historical rate of dividend continued to be valued in the Black-Scholes option-pricing model, the value of Dr. Joyce's grant hereunder would have been $4,220,665. Other grants reported herein would be similarly adjusted downward.

     No adjustments for risk of forfeiture have been made. Significant assumptions are as follows:



                                                           REGULAR OPTIONS
                                                           ---------------

                     Dividend yield                               0.0%
                     Risk free interest rate                      5.3%
                     Expected life                                8.0 years
                     Expected volatility                         35.6%

(2) Vesting date is the earliest of April 30, 2003, any "change in control", death, disability, retirement, or termination other than for cause.

(3) The fair value of options is estimated at the grant date, and at that time the termination of the dividend and significant decline in the share price caused by a lack of liquidity gave an unusually high calculated value to the options. With the sale of the Water Treatment Business and assuming the new improved cost structure, a calculation made today using the Black-Scholes method with reasonable assumptions for Hercules going forward yields a value of $4,721,750 for the options shown for Dr. Joyce. The assumptions used in this calculation are consistent with the average of other peer specialty chemical companies; specifically an average dividend of 2%, an average volatility of 31.2%, a risk-free interest rate of 4.75% and an expected life of 6 years. A similar calculation made for the options granted to Messrs. Floyd, Rogerson, Sonneveld and Flexon would yield a value of $126,050 for each.


(4)  Vesting schedule is as follows: 40% on 8/23/2002; 40% on 8/25/2003; 20% on
     8/23/2004.

EQUITY COMPENSATION PLAN INFORMATION

     The following table provides information as of December 31, 2001 concerning the number of shares of common stock to be issued upon the exercise of outstanding options, warrants and rights issued under all of the Company's existing equity compensation plans, including the Hercules Incorporated Long-Term Incentive Compensation Plan and the Hercules Incorporated Non-Employee Director Stock Accumulation Plan; and the weighted average exercise price of such options, warrants and rights and the number of securities remaining available for future issuance under such plans. All of the Company's equity compensation plans have been approved by the Company's shareholders.


                                            (a)                          (b)                           (c)
                                                                                               Number of securities
                                                                                             remaining available for
                                Number of securities to be    Weighted-average exercise    future issuance under equity
                                  issued upon exercise of       price of outstanding      compensation plans (excluding
                                   outstanding options,        options, warrants and         securities reflected in
          Plan Category               warrants and rights                rights                      column (a))
        -------------               -------------------                ------                      -----------
Equity compensation plans             9,471,983 (1)                $33.04                      1,488,896
approved by security holders
Equity compensation plans not         N/A                             N/A                          N/A
approved by security holders(2)
Total                                 9,471,983                    $33.04                      1,488,896



(1) Includes 5,271,270 options with exercise prices in excess of the weighted average price of $33.04.


(2) There are no equity compensation plans that have not been approved by the Company's shareholders.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     The table set forth below discloses certain information concerning the exercise of stock options (exercised and unexercised) during the last completed fiscal year by the executive officers named in the Summary Compensation Table as well as certain information concerning the number and value of unexercised options as of December 31, 2001. The value of options is calculated using the difference between the option exercise price and $10.00 (year-end stock price) multiplied by the number of shares underlying the option.

                           No. of                      No. of Securities               Value of Unexercised
                           Shares       Value       Underlying Unexercised             In-The-Money Options
                         Acquired on   Realized       Options at Year-End                   At Year-End
        Name              Exercise       ($)      Exercisable   Unexercisable   Exercisable ($)   Unexercisable ($)
        ----              --------       ---      -----------   -------------   ---------------   -----------------
W. H. Joyce                   0           $0               0      1,250,000           $0                 $0
T. L. Gossage(1)              0           0        1,438,000              0            0                  0
R. C. Flexon                  0           0           12,280         53,920            0                  0
I. J. Floyd                 4,500        900         103,000        112,375            0                  0
C. A. Rogerson                0           0           18,200         62,800            0                  0
M. Sonneveld                  0           0          101,700        142,050            0                  0

(1) Mr. Gossage retired from the Company effective May 8, 2001. As of May 9, 2002, all of Mr. Gossage's rights to exercise options have expired.

PENSION PLANS

     The following table shows the estimated annual pension benefits payable to a covered participant at normal retirement age under Hercules' qualified benefits pension plan, as well as nonqualified supplemental benefits, based on the stated remuneration and years of service with Hercules and its subsidiaries.


REMUNERATION          15 YEARS        20 YEARS         25 YEARS        30 YEARS       35 YEARS
--------------      ----------     -----------      -----------     -----------  -------------
  $    200,000      $   45,588     $    60,784      $    75,980     $    91,176  $     106,372
       250,000          57,588          76,784           95,980         115,176        134,372
       300,000          69,588          92,784          115,980         139,176        162,372
       350,000          81,588         108,784          135,980         163,176        190,372
       400,000          93,588         124,784          155,980         187,176        218,372
       450,000         105,588         140,784          175,980         211,176        246,372
       500,000         117,588         156,784          195,980         235,176        274,372
       600,000         141,588         188,784          235,980         283,176        330,372
       700,000         165,588         220,784          275,980         331,176        386,372
       800,000         189,588         252,784          315,980         379,176        442,372
       900,000         213,588         284,784          355,980         427,176        498,372
     1,000,000         237,588         316,784          395,980         475,176        554,372
     1,500,000         357,588         476,784          595,980         715,176        834,372
     2,000,000         477,588         636,784          795,980         955,176      1,114,372

     Annual contributions by Hercules to its qualified pension plan, if any are required, are determined statistically by an independent actuary, and no amount is attributed to an individual employee. Due to the funded status of the Pension Plan, there was no Hercules contribution to the Pension Plan in 2001.

     Except in special cases, the aggregate retirement benefit, under both the qualified and nonqualified plans, is an amount determined by taking the sum of
(i) 1.2% of the employee's average annual earnings (based on the highest five consecutive years during the last 10 years of employment) up to one-half the Social Security Tax Base ($40,200 in 2001) and (ii) 1.6% of the employee's average annual earnings (as determined above) in excess of one-half of the Social Security Tax Base, multiplied by the employee's total years and months of credited service. For this purpose, "average annual earnings" consist of salary plus annual incentive or bonus compensation.

     For Dr. Joyce and Messrs. Flexon, Floyd, Gossage, Rogerson and Sonneveld, compensation used for calculating retirement income benefits consists of the highest 5 consecutive years of average monthly earnings. These amounts for 2001 are shown under the "Salary" and "Bonus" columns of the Summary Compensation Table. The estimated credited years of service as of December 31, 2001 for Dr. Joyce and Messrs. Flexon, Floyd, Gossage, Rogerson and Sonneveld are 0, 1, 28, 36, 19 and 34, respectively.

EMPLOYMENT CONTRACTS

     On May 8, 2001, Hercules entered into a written employment agreement with Dr. Joyce which provides for him to serve as Chairman and Chief Executive Officer. Under the agreement, Dr. Joyce's initial compensation consists of (i) a base annual salary of $1,000,000, (ii) target annual variable compensation of $1,000,000 and (iii) a grant of stock options to acquire 1,250,000 shares of common stock at a per share exercise price of $12.00 (the price of Hercules' common stock on the date of grant). The stock options have ten-year terms and vest at the earliest of April 30, 2003, a "change in control", death, disability or termination other than for cause. The stock options also vest upon retirement. Dr. Joyce's employment agreement also provides for further grants of stock options for each calendar year after 2001, at such times as Hercules generally makes stock option grants to other employees and in amounts and with terms and conditions consistent with his position. In the event Dr. Joyce's employment is terminated other than for cause, Hercules would be required to pay him an amount equal to the base salary and variable compensation he would have received had he remained employed through April 30, 2003, but not less than $2,000,000.

CHANGE IN CONTROL AGREEMENTS

     Since 1986, Hercules has entered into change in control agreements with its senior executives. These agreements seek to ensure the stability of Hercules' management during a period of transition within Hercules and only become effective upon a change in control event. Hercules' Compensation Committee periodically reviews these agreements and revises them, if necessary, to reflect contemporary business practices in change in control situations.

     Change in Control Agreements are in force for Dr. Joyce and Messrs. Flexon, Floyd, Rogerson and Sonneveld. These Agreements provide that a change in control occurs:

     o if any individual, entity or group (with certain exceptions) becomes the beneficial owner of 20% or more of the outstanding shares of Hercules common stock;

     o if there is a change in a majority of the Board of Directors other than by election or nomination by a vote of the majority of directors comprising the incumbent Board of Directors;

     o upon approval by the shareholders of a reorganization, merger, consolidation or sale that results in Hercules' shareholders owning less than 60% of the combined voting power of the surviving corporation following the transaction; or

     o if Hercules' shareholders approve a complete liquidation of the Company.

     Under the terms of these agreements, upon a change in control, Hercules or its successor is required to continue to employ the above named executives, in substantially the same position and level of compensation (including benefits) as that executive held immediately before the change in control, for a period of three years following the change in control.

     Under the terms of these agreements, as amended in 2001 to reduce the payout, if Hercules or its successor terminates the executive (within the three year period following a change in control) for any reason other than cause, death or disability, or if Hercules or its successor takes actions which permit the executive to terminate his or her employment for good reason, such as diminishing the executive's responsibilities or requiring the executive to relocate, during such three year period, the executive is entitled to the following:

     o    a lump sum cash payment equal to:

          - any unpaid prorated portion of the executive's target bonus or, if greater, the most recent bonus received by the executive;

          - any monthly salary earned but unpaid as of the date of termination;

          -    three times the executive's base salary and bonus; and

          - the difference between the amount the executive would be entitled to if Hercules or its successor contributed to the executive's retirement plan for up to three additional years of service (in addition to the years of service credited during the employment period) and three additional years of age and that amount the executive was actually entitled to under this plan on the date of termination;

     o    three years of continued welfare benefits and perquisites;

     o    outplacement services at a cost of up to $50,000;

     o full vesting of all stock options and restricted stock held by or previously granted to the executive; and

     o payment for any Internal Revenue Service excise taxes for "excess parachute payments" (as defined under the Internal Revenue Code).

     Dr. Joyce's change in control agreement also provides that if he terminates his employment on at least 180 days' advance notice after a change of control and, in the case of a change in control triggered by shareholder approval of a reorganization, merger, consolidation or sale described above, after consummation of that transaction, the termination will be treated as a termination for good reason, giving rise to the severance pay and benefits described above. The agreement entered into with Dr. Joyce does not provide for the additional pension service or age credits described above.

                      METHOD AND COST OF PROXY SOLICITATION

     Proxies may be solicited, without additional compensation, by directors, officers or employees of the Company by mail, telephone, telegram, in person or otherwise. The Company will bear the costs of the solicitation of proxies, which may include the cost of preparing, printing and mailing the proxy materials. In addition, the Company will request banks, brokers and other custodians, nominees and fiduciaries to forward proxy materials to the beneficial owners of common stock and obtain their voting instructions. The Company will reimburse those firms for their expenses in accordance with the rules of the SEC and the New York Stock Exchange. In addition, the Company has retained MacKenzie Partners, Inc., 156 Fifth Avenue, New York, NY 10010, to assist in soliciting proxies, for which services the Company will pay a fee expected not to exceed $15,000, plus out-of-pocket expenses. If you have any questions about executing your proxy or require assistance, please contact:

                            MacKenzie Partners, Inc.
                               105 Madison Avenue
                            New York, New York 10016
                         Call Toll Free: (800) 322-2885
                         or Call Collect: (212) 929-5500

                                                                         ANNEX I

                              HERCULES INCORPORATED

                             AUDIT COMMITTEE CHARTER

ORGANIZATION

     MEMBERSHIP

     The Committee is composed of non-employee members of the Board of Directors. Membership is determined by the Board of Directors on the recommendation of the Nominating Committee. As needed, the Audit Committee should consider training and education programs to ensure that its membership has the proper background and knowledge base and stays current as to relevant developments in accounting and finance. At least one member of the Audit Committee should have accounting or related financial management expertise.

     MEETINGS

     The Committee generally meets once a quarter, or more frequently as circumstances require. Regular meetings are scheduled in accordance with the annual schedule approved by the Board of Directors. Minutes are recorded by the Secretary to the Committee. The Chairman and Chief Executive Officer, the other Senior Officers of the Company, the Director of Auditing Services (internal auditors), and representatives of the Company's independent public accountant (PricewaterhouseCoopers) attend meetings at the invitation of the Committee.

BASIC FUNCTION AND PURPOSE

     The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. The Committee reviews and discusses the adequacy of the Company's internal controls; accounting practices; financial reports; and the scope, specific plans, and effectiveness of the audits performed by the internal auditors and the independent accountants. The Audit Committee should conduct candid discussions with management, the internal auditors, and outside auditors regarding issues implicating judgment and impacting quality.

     At least annually, the Audit Committee should consider the relevance of this Charter.

RESPONSIBILITIES

     INDEPENDENT PUBLIC ACCOUNTANTS

     The Committee shall:

     1. Recommend to the Board of Directors the selection and retention of independent public accountants, subject to ratification by shareholders, to perform the annual audit of financial statements and the appropriate fees to compensate the independent public accountant. In this regard, the outside auditor is ultimately accountable to the Board of Directors and the Audit Committee.

     2. Consider, in consultation with the independent public accountant and management, the planned scope of the annual audit of financial statements, including a review of coordination of audit efforts between the independent public accountant and Auditing Services Division (internal auditors), and reliance of the independent public accountant on the work of Auditing Services.

     3. Ensure that the independent accountants submit, at least annually, to the Audit Committee a formal, written statement delineating all relationships between the independent accountants and the Company. The Audit Committee is responsible for actively engaging in a dialogue with the independent accountants with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent accountants. As appropriate, the Audit Committee shall recommend that the Board of Directors take appropriate action in response to the independent accountants' report to satisfy itself of their independence.

     4. Consider and review with the independent public accountant and management: a) the adequacy of the Company's internal controls; b) the Company's annual financial statements and related footnotes including the quality of accounting principles as applied and the Company's compliance with "Generally Accepted Accounting Principles" in all material respects; c) emerging accounting standards and issues affecting the Company; d) any significant and related findings and recommendations of the independent public accountant, together with management's response.

     5. At least annually, at a regularly scheduled meeting of the Committee, meet privately with the independent public accountant without members of management in attendance to discuss any necessary matters.

     6. Prior to public release of quarterly earnings, require that the outside auditor, in conjunction with SAS 71 Interim Financial Review related to the Company's future filing of its form 10-Q, discuss with the Committee whenever possible or with the chair of the Audit Committee or his/her designee if not possible with the Committee, and a representative of financial management, in person or by telephone conference call, the matters described in AU Section 380, Communications with the Audit Committee.

     INTERNAL AUDITING

     The Committee shall:

     1. Consider and review with management the annual work plan and planned activities of Auditing Services, the budget and staffing for the internal audit function, and the charter of Auditing Services.

     2. Consider and review the coordination of audit efforts between Auditing Services and the independent public accountant to ensure completeness of coverage and efficient use of audit resources, including internal audit assistance to the independent public accountant.

     3. Consider and review with management and Auditing Services significant internal auditing findings and recommendations related to the adequacy of internal controls, compliance with policies and procedures, and effective and efficient use of Company resources; also consider and review management's response.

     4. Meet privately with Auditing Services as required, but at least annually, at a regularly scheduled meeting of the Committee.

     OFFICERS AND DIRECTORS EXPENSES AND SIGNIFICANT MANAGEMENT ESTIMATES

     The Committee shall:

     1. Review policies and procedures with respect to expense accounts and perquisites of officers and directors, including their use of corporate assets; and consider the results of an annual review of expenses and perquisites of officers and directors by Auditing Services or the independent public accountant.

     2. Review policies and procedures with respect to the adequacy of significant management estimates particularly with respect to recognition of contingent liabilities, such as those resulting from identified environmental problems, and legal matters, including the use of outside counsel.

REPORTING RESPONSIBILITY

     All action taken by the Audit Committee shall be reported to the Board of Directors at its next meeting succeeding such action.

                                  EXHIBIT  I


                              HERCULES INCORPORATED

                      LONG TERM INCENTIVE COMPENSATION PLAN
                            (AS AMENDED AND RESTATED)

                                AMENDMENT 2002-1


          WHEREAS, Hercules Incorporated, a Delaware corporation (hereinafter called the "Company"), maintains the Hercules Incorporated Long Term Incentive Compensation Plan (As Amended and Restated) (hereinafter called the "LTIC Plan"); and

          WHEREAS, pursuant to Section 19.1 the Company's Board of Directors has reserved the right to amend the LTIC Plan and now desires to do so in order to extend the term of the LTIC Plan for another ten years and to change the maximum award that can be made to any person;

          NOW THEREFORE, the LTIC Plan is hereby amended as follows:

          1. The next-to-last sentence in Section 4.1.2 is hereby amended to read as follows:

          "Unless this Plan is extended, no Awards shall be granted or exchanges effected under the Plan after June 27, 2012, but any then current restrictions applicable to any Awards theretofore granted or exchanges theretofore effected shall extend beyond that date in accordance with their provisions and any shares of Common Stock used in payment of Cash Value Awards and/or Performance Shares originally granted before June 27, 2012, may be delivered after June 27, 2012, in accordance with the provisions of the applicable Award."

          2.   Section 5.1.4 is hereby amended to read as follows:

          "5.1.4 Maximum Award to an Individual. During the term of this Plan, no person shall be granted or receive more than 1,000,000 Options and/or Performance Accelerated Stock Options during any single year commencing on June 27, 2002 and on each anniversary of that date prior to the expiration date of the Plan."

          3. The first two sentences of Article XVII are hereby amended to read as follows:

          "The Plan was originally effective as of April 1, 1991, and was amended and restated thereafter as of June 30, 1993, April 27, 1995, April 24, 1997 and April 29, 1999 and is being further amended as of April 25, 2002 subject to shareholder approval. The termination date of the Plan shall be June 27, 2012."

          4. This Amendment 2002-1 shall be effective upon its approval by the holders of at least a majority of the shares of the Company's issued and outstanding common stock present or represented and entitled to vote at the 2002 Annual Meeting of Stockholders. Upon such effective date, all of the other terms and conditions of the LTIC Plan shall continue in full force and effect.

          TO RECORD the adoption of this Amendment 2002-1 by the Company's Board of Directors, the Chairman has caused this document to be executed on this 13th day of May, 2002.

                                        HERCULES INCORPORATED



                                        By: /s/ William H. Joyce
                                            ------------------------------------
                                            William H. Joyce
                                            Chairman

                                  EXHIBIT  II

                              HERCULES INCORPORATED

                              NON-EMPLOYEE DIRECTOR
                             STOCK ACCUMULATION PLAN

                                AMENDMENT 2002-1


          WHEREAS, Hercules Incorporated, a Delaware corporation (hereinafter called the "Company"), maintains the Hercules Incorporated Non-Employee Director Stock Accumulation Plan (hereinafter called the "Director Plan"); and

          WHEREAS, pursuant to Section 9.1 the Company's Board of Directors has reserved the right to amend the Director Plan and now desires to do so in order to extend the term of the Director Plan for another ten years and to convert a portion of the remaining authorized shares so that they will be available to be issued as restricted stock;

          NOW THEREFORE, the Director Plan is hereby amended as follows:

          1.   Article II is hereby amended in its entirety to read as follows:

          "II. EFFECTIVE DATE AND TERM

               This Plan expired on April 30, 2001. Notwithstanding the foregoing, the term of the Plan shall be continued beyond that expiration date, effective as of the date the extension is approved by the holders of at least a majority of the shares of the Company's issued and outstanding common stock present or represented and entitled to vote at the 2002 Annual Meeting of Stockholders ("Effective Date"). Upon such stockholder approval the Plan shall have a new expiration date of June 27, 2012."

          2.   Section 5.2 is hereby amended in its entirety to read as follows:

          "5.2 Subject to adjustments as provided in Section 5.4, the maximum aggregate number of shares of Common Stock for which options may be granted under Article VI ("Options") shall be fifty-one thousand (51,000) shares and the maximum aggregate number of shares of Common Stock that may be exchanged pursuant to Section 7.4 for director fees under Article VIII ("Deferral Exchanges") shall be fifty thousand (50,000) shares plus the shares that were authorized and available for Deferral Exchanges on April 30, 2002."

          3. This Amendment 2002-1 shall be effective upon its approval by the holders of at least a majority of the shares of the Company's issued and outstanding common stock present or represented and entitled to vote at the 2002 Annual Meeting of Stockholders. Upon such effective date, all of the other terms and conditions of the Director Plan shall continue in full force and effect.

          TO RECORD the adoption of this Amendment 2002-1 by the Company's Board of Directors, the Chairman has caused this document to be executed on this 13th day of May, 2002.

                                        HERCULES INCORPORATED



                                        By: /s/ William H. Joyce
                                            ------------------------------------
                                            William H. Joyce
                                            Chairman

                             HERCULES INCORPORATED
                      2002 ANNUAL MEETING OF SHAREHOLDERS
      THIS PROXY IS SOLICITED ON BEHALF OF THE HERCULES BOARD OF DIRECTORS
          FOR THE 2002 ANNUAL MEETING OF SHAREHOLDERS ON JUNE 27, 2002

     The undersigned hereby appoints William H. Joyce, Israel J. Floyd, and Robert C. Flexon, and each of them, as proxies, acting jointly and severally and with full power of substitution, for and in the name of the undersigned to vote all shares of common stock of Hercules Incorporated that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on Thursday, June 27, 2002, at 9:00 A.M., local time, at the First USA Riverfront Arts Center, 800 South Madison Street, Wilmington, Delaware 19801, or at any adjournments or postponements thereof, as directed, upon the matters set forth in the Hercules Proxy Statement and upon such other matters as may properly come before the Annual Meeting.

     Signing and dating Hercules' proxy card will have the effect of revoking any proxy card you signed on an earlier date, and will constitute a revocation of any previously granted authority to vote for every proposal included on any proxy card. This card further provides voting instructions for shares held for the undersigned in the Hercules' Dividend Reinvestment Plan and the employee savings plans sponsored by Hercules or any of its subsidiaries.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO CHOICE IS SPECIFIED AND THE PROXY IS RETURNED WITH THE STOCKHOLDER'S SIGNATURE(S), THEN THE PROXY WILL BE VOTED FOR APPROVAL OF EACH OF PROPOSALS 1, 2, 3 AND 4, AND IN THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

         (CONTINUED AND TO BE MARKED, DATED AND SIGNED ON REVERSE SIDE)

--------------------------------------------------------------------------------
                            o FOLD AND DETACH HERE o

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2, 3 AND 4.                                     PLEASE MARK
                                                                                                             YOUR VOTES AS    [X]
                                                                                                             INDICATED IN
                                                                                                             THIS EXAMPLE









1. Election of the following      Nominees are: 01 William H. Joyce,   2. Ratification of                 FOR    AGAINST   ABSTAIN
   director nominees              02 Robert D. Kennedy,                   PricewaterhouseCoopers LLP
   for a three-year term          03 Jeffrey M. Lipton, and               as independent accountants      [ ]      [ ]       [ ]
                                  04 Peter McCausland

   FOR         WITHHOLD           Withhold vote only from:             3. Approval of the extension       FOR    AGAINST   ABSTAIN
                                                                          of the expiration date
   [ ]           [ ]              ---------------------------------       of the Hercules Incorporated     [ ]      [ ]       [ ]
                                                                          Long Term Incentive
                                                                          Compensation Plan and
PLEASE MARK, DATE, SIGN           Mark here if your address has           change in the limit for stock
AND RETURN THIS PROXY             changed. Please provide us with  [ ]    options awarded to any
IN THE ENCLOSED PROXY             your new address in the space           individual.
RETURN ENVELOPE.                  provided below:
                                                                       4. Approval of the continued       FOR    AGAINST   ABSTAIN
PLEASE SIGN THIS PROXY            New Address:                            use of the Hercules
AND RETURN PROMPTLY WHETHER                   -------------------         Incorporated Non-Employee       [ ]      [ ]       [ ]
OR NOT YOU PLAN TO                                                        Director Stock Accumulation
ATTEND THE ANNUAL MEETING.        -------------------------------         Plan and the conversion
                                                                          of unused stock options
                                                                          into available shares of
                                                                          restricted common stock.        Mark here if you   [ ]
                                                                                                          plan to attend
                                                                                                          Annual Meeting
                                                                        ----------
                                                                                 |
                                                                                 |
                                                                                 |
                                                                                 |

SIGNATURE                                                    SIGNATURE                                        DATE
         ----------------------------------------------------         ----------------------------------------    ------------------
NOTE: PLEASE SIGN EXACTLY AS NAME APPEARS ON THIS PROXY. JOINT OWNERS SHOULD EACH SIGN PERSONALLY. WHEN SIGNING AS ATTORNEY,
EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE YOUR FULL TITLE AS SUCH. WHEN SIGNING AS A CORPORATION OR A PARTNERSHIP,
PLEASE SIGN IN THE NAME OF THE ENTITY BY AN AUTHORIZED PERSON.
------------------------------------------------------------------------------------------------------------------------------------
                                                      o FOLD AND DETACH HERE o

                                                 VOTE BY INTERNET OR TELEPHONE OR MAIL
                                                    24 HOURS A DAY, 7 DAYS A WEEK

                                    INTERNET AND TELEPHONE VOTING IS AVAILABLE THROUGH 4PM EASTERN TIME
                                             THE BUSINESS DAY PRIOR TO ANNUAL MEETING DAY.

               YOUR INTERNET OR TELEPHONE VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES IN THE SAME MANNER
                                          AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD.


              INTERNET                                         TELEPHONE                                   MAIL
     HTTP://WWW.EPROXY.COM/HPC                              1-800-435-6710
   Use the Internet to vote your                    Use any touch-tone telephone to                Mark, sign and date
  proxy. Have your proxy card in         OR        vote your proxy. Have your proxy       OR         your proxy card
   hand when you access the web                  card in hand when you call. You will                      and
site. You will be prompted to enter                be prompted to enter your control                 return it in the
 your control number, located in                   number, located in the box below,              enclosed postage-paid
  the box below, to create and                   and then follow the directions given.                  envelope.
  submit an electronic ballot.


                                              IF YOU VOTE YOUR PROXY BY INTERNET OR BY TELEPHONE,
                                                 YOU DO NOT NEED TO MAIL BACK YOUR PROXY CARD.